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                                                                     EXHIBIT 10















                 REVOLVING CREDIT AGREEMENT

                dated as of September 4, 1996

                           between

          ALLIED DEVICES CORPORATION, as "Borrower"

                             and

             THE CHASE MANHATTAN BANK, as "Bank"










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                      TABLE OF CONTENTS


     ARTICLE 1     DEFINITIONS; ACCOUNTING TERMS.

         Section 1.01   Definitions
         Section 1.02   Accounting Terms

     ARTICLE 2     THE CREDIT.

         Section 2.01   Revolving Credit Loans
         Section 2.02   Borrowing Base Formula
         Section 2.03   The Revolving Credit Note
         Section 2.04   Use of Proceeds
         Section 2.05   Borrowing Procedures for Revolving Credit Loans
         Section 2.06   Prepayments
         Section 2.07   Changes of Commitment
         Section 2.08   Certain Notices
         Section 2.09   Minimum Amounts
         Section 2.10   Interest on Revolving Credit Loans
         Section 2.11   Revolving Credit Commitment Fee
         Section 2.12   Payments Generally
         Section 2.13   Capital Requirements
         Section 2.14   HLT Classification
         Section 2.15   Additional Costs
         Section 2.16   Limitation on Types of Loans
         Section 2.17   Illegality
         Section 2.18   Compensation
         Section 2.19   Survival
         Section 2.20   Late Payment Fee
         Section 2.21   Default Interest
         Section 2.22   Excess of Borrowing Base Formula
         Section 2.23   Interest Periods

     ARTICLE 3     CONDITIONS PRECEDENT.

         Section 3.01   Documentary Conditions Precedent
         Section 3.02   Additional Conditions Precedent
         Section 3.03   Deemed Representations

     ARTICLE 4     REPRESENTATIONS AND WARRANTIES.

         Section 4.01   Incorporation, Good Standing and Due Qualification

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         Section 4.02   Corporate Power and Authority; No Conflicts
         Section 4.03   Legally Enforceable Agreements
         Section 4.04   Litigation
         Section 4.05   Financial Statements
         Section 4.06   Ownership and Liens
         Section 4.07   Taxes
         Section 4.08   ERISA
         Section 4.09   Subsidiaries and Ownership of Stock
         Section 4.10   Credit Arrangements
         Section 4.11   Operation of Business
         Section 4.12   Hazardous Materials
         Section 4.13   No Default on Outstanding Judgments or Orders
         Section 4.14   No Defaults on Other Agreements
         Section 4.15   Labor Disputes and Acts of God
         Section 4.16   Governmental Regulation
         Section 4.17   Partnerships
         Section 4.18   No Forfeiture
         Section 4.19   Solvency
         Section 4.20   Permits and Licenses

     ARTICLE 5     AFFIRMATIVE COVENANTS.

         Section 5.01   Maintenance of Existence
         Section 5.02   Conduct of Business
         Section 5.03   Maintenance of Properties
         Section 5.04   Maintenance of Records
         Section 5.05   Maintenance of Insurance
         Section 5.06   Compliance with Laws
         Section 5.07   Right of Inspection
         Section 5.08   Reporting Requirements
         Section 5.09   Payment of Obligations
         Section 5.10   Notice of Subsidiaries and/or Affiliates
         Section 5.11   Maintenance of Licenses and Permits
         Section 5.12   Continued Perfection of Lien and Security Agreement
         Section 5.13   Notice of Adverse Change

     ARTICLE 6     NEGATIVE COVENANTS.

         Section 6.01   Debt
         Section 6.02   Guaranties, Etc.
         Section 6.03   Liens
         Section 6.04   Investments
         Section 6.05   Dividends
         Section 6.06   Sale of Assets


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         Section 6.07   Stock of Subsidiaries, Etc.
         Section 6.08   Transactions with Affiliates
         Section 6.09   Mergers, Etc.
         Section 6.10   Acquisitions
         Section 6.11   No Activities Leading to Forfeiture
         Section 6.12   Change in Senior Management
         Section 6.13   Sale of Notes/Accounts Receivable
         Section 6.14   Prepayment of Outstanding Debt

     ARTICLE 7     FINANCIAL COVENANTS.

         Section 7.01   Current Ratio
         Section 7.02   Debt Service Ratio
         Section 7.03   Leverage Ratio

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     ARTICLE 8     EVENTS OF DEFAULT.

         Section 8.01   Events of Default
         Section 8.02   Remedies
         Section 8.03   Lock Box Arrangement

     ARTICLE 9    MISCELLANEOUS

         Section 9.01   Amendments and Waivers
         Section 9.02   Usury
         Section 9.03   Expenses
         Section 9.04   Survival
         Section 9.05   Assignment; Participations
         Section 9.06   Notices
         Section 9.07   Setoff
         Section 9.08   Jurisdiction; Immunities
         Section 9.09   Table of Contents; Headings
         Section 9.10   Severability
         Section 9.11   Counterparts
         Section 9.12   Integration
         Section 9.13   Governing Law

     EXHIBITS

         Exhibit A      Promissory Note
         Exhibit B      Guaranty
         Exhibit C      Security Agreement
         Exhibit D      Declaration of Restrictions
         Exhibit E      Borrowing Base Certificate
         Exhibit F      Landlord Waiver

     SCHEDULES

         Schedule I     Subsidiaries of Borrower
         Schedule II    Credit Arrangements
         Schedule III   Hazardous Materials

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    REVOLVING CREDIT AGREEMENT dated as of September 4, 1996, between ALLIED
DEVICES CORPORATION, a corporation organized under the laws of the State of Nevada and authorized to do business under the laws of the State of New York (the "Borrower") and THE CHASE MANHATTAN BANK, a banking corporation organized under the laws of the State of New York (the "Bank").

    The Borrower desires that the Bank extend credit as provided herein and the Bank is prepared to extend such credit. Accordingly, the Borrower and the Bank agree as follows:

    ARTICLE 1.  DEFINITIONS; ACCOUNTING TERMS.

    Section 1.01. DEFINITIONS. As used in this Agreement the following terms have the following meanings (terms defined in the singular to have a correlative meaning when used in the plural and VICE VERSA):

    "Acquisition" means any transaction pursuant to which the Borrower or any of its Subsidiaries, (a) acquires, or enters into an agreement to acquire, equity securities (or warrants, options or other rights to acquire such securities) of any corporation or other business entity which is not then a Subsidiary of the Borrower, pursuant to a solicitation of tenders therefor, or in one or more negotiated block, market or other transaction not involving a tender offer, or a combination of any of the foregoing, which results in the Borrower having a controlling interest in such corporation or other business entity, or (b) makes any entity not then a Subsidiary of the Borrower a Subsidiary of the Borrower, or causes any such entity to be merged into the Borrower or any of its Subsidiaries, in any case pursuant to a merger, purchase of assets or any reorganization providing for the delivery or issuance to the holders of such entity's then outstanding securities, in exchange for such securities, of cash or securities of the Borrower or any of its Subsidiaries, or a combination thereof, or (c) purchases all or substantially all of the business or assets of any entity.

    "Affiliate" means any Person: (a) which directly or indirectly controls, or is controlled by, or is under common control with, the Borrower or any of its Subsidiaries; (b) which directly or indirectly beneficially owns or holds 5% or more of any class of voting stock of the Borrower or any such Subsidiary; (c)

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which 5% or more of the voting stock of which is directly or indirectly beneficially owned or held by the Borrower or such Subsidiary; or (d) which is a partnership in which the Borrower or any of its Subsidiaries is a general partner; or (e) which is a limited liability company in which the Borrower or any of its Subsidiaries is a member. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

    Notwithstanding the above, excluded from the definition of Affiliate shall be any natural person or institutional investor.

    "Agreement" means this Credit Agreement, as amended or supplemented from time to time. References to Articles, Sections, Exhibits, Schedules and the like refer to the Articles, Sections, Exhibits, Schedules and the like of this Agreement unless otherwise indicated.

    "Amortization" means amortization in accordance with GAAP.

    "Banking Day" means any day on which commercial banks are not authorized or required to close in New York City.

    "Borrowing Base" means at any time an amount equal to the sum of (i) eighty-five percent (85%) (the "Accounts Receivable Advance Rate") of the Borrower's "Eligible Accounts Receivable" and (ii) the lower of (x) thirty percent (30%) (the "Inventory Advance Rate" and together with the Accounts Receivable Advance Rate shall be collectively referred to as the "Advance Rates") of the Borrower's "Eligible Inventory", or (y) Two Million and 00/100 ($2,000,000.00) Dollars. At all times, the Bank shall require that 100% of the Revolving Credit Loans shall not exceed the then current Borrowing Base.

    Notwithstanding the above, the Bank reserves the right to change the Accounts Receivable Advance Rate and/or Inventory Advance Rate in its sole discretion whether such change is based upon the results of a field audit or otherwise, upon 30 days prior written notice to the Borrower.

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    "Borrowing Base Certificate" means a certificate signed by the Chairman of the Board, President or the Chief Financial Officer of the Borrower in the form of Exhibit E annexed hereto with such changes as the Bank may require from time to time.

    "Capital Expenditures" means for any period, the sum of (a) the Dollar amount of gross expenditures (including obligations under Capital Leases) made for fixed assets, real property, plant and equipment, and all renewals, improvements, additions, and replacements thereto (but not repairs thereof) incurred during such period which would be treated as Capital Expenditures in accordance with GAAP and (b) the portion of all payments with respect to which are required to be capitalized on the balance sheet of the lessor in accordance with GAAP.

    "Capital Lease" means any lease which has been or should be capitalized on the books of the lessee in accordance with GAAP.

    "Change In Control" means an event which results in any Person owning a majority of the voting securities of the Borrower or which results in Mark Hopkinson ceasing to hold his current position as an executive officer of the Borrower or ceasing to be involved in the day to day management of the Borrower.

    "Closing Date" means the date this Agreement and all Facility Documents have been executed by the Borrower, the Guarantors and the Bank.

    "Code" means the Internal Revenue Code of 1986, as amended from time to time.

    "Collateral" means all personal property of the Borrower and each of the Guarantors whether now existing or hereafter arising, which is subject or which is to be subject to the Liens granted by the Security Agreement.

    "Commitment" means the obligation of the Bank to make the Revolving Credit Loans to the Borrower under this Agreement in the maximum aggregate principal amount of $4,000,000.00, as such amount may be reduced or otherwise modified from time to time pursuant to the terms and conditions of this Agreement.

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    "Consolidated Capital Expenditures" means Capital Expenditures of the
Borrower and its Consolidated Subsidiaries, as determined on a consolidated basis in accordance with GAAP.

    "Consolidated Current Assets" means Current Assets of the Borrower and its Consolidated Subsidiaries, as determined on a consolidated basis in accordance with GAAP.


    "Consolidated Current Liabilities" means Current Liabilities of the Borrower and its Consolidated Subsidiaries, as determined on a consolidated basis in accordance with GAAP.

    "Consolidated Debt Service Ratio" means the ratio of (i) consolidated Net Income of the Borrower and its Subsidiaries before taxes (excluding extraordinary gains net of cash taxes, if any) plus consolidated depreciation and amortization expenses plus consolidated interest expense minus consolidated unfunded Capital Expenditures minus consolidated cash dividends minus consolidated cash tax payments to (ii) consolidated interest expense plus the consolidated Current Portion of Long Term Debt. All categories shall be measured on a consolidated basis over the immediately preceding four fiscal quarters with the exception of the consolidated Current Portion of Long Term Debt which shall be measured over the future four fiscal quarters.

    "Consolidated Funded Debt" means Funded Debt of the Borrower and its Consolidated Subsidiaries, as determined on a consolidated basis in accordance with GAAP.

    "Consolidated Subsidiary" means any Subsidiary whose accounts are or are required to be consolidated with the accounts of the Borrower in accordance with GAAP.

    "Consolidated Tangible Net Worth" means Effective Net Worth of the Borrower and its Consolidated Subsidiaries, as determined on a consolidated basis in accordance with GAAP.

    "Consolidated Total Assets" means for any date with respect to the Borrower and its Consolidated Subsidiaries, the consolidated aggregated amount which would, in conformity with GAAP, be included under assets on the balance sheet of the Borrower and its Consolidated Subsidiaries as at such date.

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    "Consolidated Total Liabilities" means for any date, the consolidated aggregate amount, without duplication, of (i) all indebtedness outstanding of the Borrower and its Consolidated Subsidiaries for borrowed money, (ii) indebtedness for the deferred purchase price of property or services (including trade obligations), (iii) obligations under capital leases, and (iv) all other liabilities recorded on the consolidated financial statements of the Borrower and its Subsidiaries in accordance with GAAP.

    "Current Assets" means all assets of the Borrower and its Consolidated Subsidiaries treated as current assets in accordance with GAAP.

    "Current Liabilities" means all liabilities of the Borrower and its Consolidated Subsidiaries treated as current liabilities in accordance with GAAP, including without limitation (a) all obligations payable on demand or within one year after the date in which the determination is made and (b) installment and sinking fund payments required to be made within one year after the date on which determination is made.

    "Current Portion of Long Term Debt" means, on the date of determination with respect to any entity, that portion of such entity's Funded Debt (including Capital Leases) that is due and payable within the next 12 months.

    "Debt" means, without duplication, with respect to any Person: (a) indebtedness of such Person for borrowed money; (b) indebtedness for the deferred purchase price of property or services; (c) Unfunded Benefit Liabilities of such Person (if such Person is not the Borrower, determined in a manner analogous to that of determining Unfunded Benefit Liabilities of the Borrower); (d) the face amount of any outstanding letters of credit issued for the account of such Person; (e) obligations arising under acceptance facilities;
(f) guaranties, endorsements (other than for collection in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person, or otherwise to assure a creditor against loss; (g) obligations secured by any Lien on property of such Person; (h) obligations of such Person as lessee under Capital Leases; and (i) indebtedness of such Person evidenced by a note, bond, indenture or similar instrument and all other liabilities

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recorded on such Person's financial statements in accordance with GAAP.

    "Declaration of Restrictions" means that certain agreement made by Borrower and Guarantor to Bank dated as of the date hereof, whereby Borrower and Guarantor agree and covenant not to transfer, assign or otherwise further encumber the interest of the Borrower or Guarantor in the approximate 13,000 square foot building and property owned by Empire-Tyler Corporation and located in Joplin, Missouri, so long as any indebtedness is owed by the Borrower and/or Guarantor to the Bank or while the Commitment is in effect.

    "Default" means any event which with the giving of notice or lapse of time, or both, would become an Event of Default.

    "Default Rate" means a rate per annum equal to 2% above the Prime Rate as in effect from time to time.

    "Depreciation" means depreciation determined in accordance with GAAP.

    "Dividends" means, for any period, dividends paid by the applicable Person.

    "Dollars" and the sign "$" mean lawful money of the United States of America.

    "Effective Net Worth" means, at any particular date with respect to any Person, the amount of excess of Consolidated Total Assets over Consolidated Total Liabilities, excluding subordinated debt, the subordination of which must be satisfactory to the Bank in its sole discretion, which would, in conformity with GAAP, be included under shareholders' equity on a balance sheet of such entity as at such date, excluding, however, from the determination of Consolidated Total Assets, without duplication (i) all intangible assets, including, without limitation, organizational expenses, patents, trademarks, copyrights, goodwill, covenants not to compete, research and developmental costs, training costs, and deferred charges, (ii) all amounts due at any time and from time to time from Affiliates, and (iii) all shareholder loans.

    "Eligible Accounts Receivable" means accounts receivable of the Borrower for which: (i) delivery of the merchandise or

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rendition of the service reflected in the applicable invoice has been completed;
(ii) no return, rejection or repossession has occurred; (iii) such merchandise or services have been finally accepted by the account debtor without material dispute, setoff, defense, or counterclaim; (iv) are not subject to offset or deduction; (v) the Bank continues to be satisfied with the credit standing of the account debtor in relation to the amount of credit extended; and (vi) are
not more than 90 days from invoice date.   Ineligible accounts receivable shall
be determined by the Bank in its sole and absolute discretion and would include, without limitation, accounts receivable where (i) the account debtor with respect thereto is an Affiliate of the Borrower; (ii) the account debtor with respect thereto is not located in the United States, however foreign accounts receivable that are insured under an insurance policy which such policy to be reviewed and satisfactory to the Bank in all respects, and under which policy the Bank is named as loss payee, will be considered as Eligible Accounts Receivable; (iii) the account debtor with respect thereto is also a supplier to or creditor of the Borrower, unless such supplier or creditor has executed a no-offset letter satisfactory to the Bank, provided however that to the extent that the Bank has not received such no-offset letter and the account debtor's account receivable due to the Borrower exceeds the account payable due from the Borrower to the account debtor (the "Payable"), such excess shall be considered Eligible Accounts Receivable to the extent that such Payable does not exceed (10%), of total accounts receivable from that account debtor; (iv) the account receivable is owing from an account debtor of which more than 50% of the total accounts receivable from such account debtor are more than 90 days past due; (v) the account receivable is owing from an account debtor of which there are credit balances; (vi) the account receivable is a government receivable; (vii) the account debtor has commenced a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or made an assignment for the benefit of creditors, or if a decree or order for relief has been entered by a court having jurisdiction in the premises in respect of the account debtor in an involuntary case under any state or federal bankruptcy laws, as now constituted or hereafter amended, or if any other petition or other application for relief under any state or federal bankruptcy law has been filed against the account debtor, or if the account debtor has failed, suspended business, ceased to be solvent, called a meeting of its creditors, or consented to or suffered a receiver, trustee, liquidator or

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custodian to be appointed for it or for all or a significant portion of its assets or affairs; and (viii) the sale to the account debtor is on a guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper. The foregoing criteria for eligibility may be revised from time to time by the Bank in its exclusive judgement.

    "Eligible Inventory" means inventory of the Borrower including raw materials such as bar stock stainless steel and aircraft grade aluminum and finished goods consisting of standardized instrument components as sold through the Borrower's current catalog (i) upon which the Bank has obtained a first priority perfected security interest; (ii) for which the Bank has received a properly executed landlord waiver, in form satisfactory to the Bank (should such Eligible Inventory be located at a leased location); (iii) for which the Borrower has made a sale within the past 360 days; (iv) which would not be classified as "obsolete" inventory by the Borrower; (v) which is located in the United States and (vi) which shall be at all times acceptable to the Bank in all respects. In no event shall "Eligible Inventory" include work in process inventory. All inventory or product built to specific customer specifications shall be considered Eligible Inventory until June 30, 1997. At June 30, 1997 or such date thereafter when the Borrower can provide detailed information on inventory or product built to specific customer specifications, such inventory shall be included as Eligible Inventory to the extent that there is a purchase contract specifying delivery within the next ninety (90) days. The foregoing criteria for eligibility may be revised from time to time by the Bank in its exclusive judgment. Reserves against inventory may be established from time to time at the sole discretion of the Bank in order to preserve collateral quality.

    "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or Hazardous Materials or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage,

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disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, including any rules and regulations promulgated thereunder.

    "ERISA Affiliate" means any corporation or trade or business which is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which the Borrower is a member, or (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which the Borrower is a member.

    "Event of Default" has the meaning given such term in Section 8.01.

    "Facility Documents" means this Agreement, the Note, the Guaranty, the Security Agreements, Declaration of Restrictions and any and all other documents made by Borrower and/or Guarantor to Bank in connection with the Revolving Credit Loan and/or this Agreement.

    "Forfeiture Proceeding" means any action, proceeding or investigation affecting the Borrower, Guarantor or any of their Subsidiaries or Affiliates before any court, governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or the receipt of notice by any such party that any of them is a suspect in or a target of any governmental inquiry or investigation, which may result in an indictment of any of them or the seizure or forfeiture of any of their property.

    "Funded Debt" means, with respect to any Person, all Debt of such Person for money borrowed which by its terms matures more than one year from the date as of which such Funded Debt is incurred, and any Debt of such Person for money borrowed maturing within one year from such date which is renewable or extendable at the option of the obligor to a date beyond one year from such date (whether or not theretofore renewed or extended), including any such indebtedness renewable or extendable at the option of the obligor under, or payable from the proceeds of other indebtedness which may

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be incurred pursuant to, the provisions of any revolving credit agreement or other similar agreement.

    "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time, applied on a basis consistent with those used in the preparation of the financial statements referred to in Section 4.05, except for any changes therein required by a change in GAAP.

    "Grantor" has the meaning given such term in the Security Agreement.

    "Guarantor" means Empire-Tyler Corporation and all Subsidiaries and Affiliates, now existing or hereafter formed or acquired of the Borrower or any Guarantor.

    "Guaranty" means the guaranty in the form of Exhibit B to be delivered by a Guarantor under the terms of this Agreement.

    "Hazardous Materials" means any material, whether animate or inanimate, raw, processed or waste by-product, which in itself or as found or used, is potentially toxic, noxious or harmful to the health or safety of human or animal life or vegetation, regardless of whether such material be found on or below the surface of the ground, in any surface or underground water, or airborne in ambient air or in the air inside of any structure built or located upon or below the surface of the ground, or in any machinery, equipment or inventory located or used in any such structure, including, but in no event limited to, all hazardous materials, hazardous wastes, toxic substances, infectious wastes, pollutants and contaminants from time to time defined or classified as such under any Environmental Law regardless of the quantity found, used, manufactured or removed from a given location.

    "Interest Expense" means with respect to any entity, such entity's interest expense as reflected in its financial statements and calculated in accordance with GAAP.

    "Interest Determination Date" shall mean the date on which a Floating Rate Option Loan is converted to a LIBOR Option Loan and in the case of a LIBOR Option Loan, the last day of the interest period.

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    "Interest Period" means the period commencing on the date a Loan is made and ending, as the Borrower may select pursuant to Section 2.05 and in the case of LIBOR Option Loans, either 1,2,3 or 6 months (subject to availability) thereafter.

    "Interest Rate" means either of the following interest rate options to be selected by the Borrower:

    (i) FLOATING RATE OPTION: Upon same Banking Day written notice to the Bank, the Prime Rate per annum in effect from time to time. Interest shall be computed on an actual/360 day basis and including any time extended by reason of Saturdays, Sundays and holidays. Revolving Credit Loans subject to the Floating Rate Option shall be in minimum amounts of $100,000.00; or

    (ii) LIBOR OPTION: Upon three (3) Banking Days written notice to the Bank, the Bank's reserve adjusted London Interbank Offering Rate ("LIBOR") for corresponding deposits of U.S. Dollars, plus the LIBOR Margin for periods of 1,2,3 and 6 months (subject to availability), but in any event not beyond the Revolving Credit Termination Date and for an amount not less than $500,000.00.

    "LIBOR Margin" shall be determined and adjusted on a semi-annual basis based upon the ratio of Consolidated Total Liabilities to Consolidated Tangible Net Worth (the "Leverage Ratio"). Upon the receipt and satisfactory review by the Bank of the consolidated financial statement of the Borrower for the fiscal semi-annual period ended March 31, 1996 and for each fiscal semi-annual period thereafter, the LIBOR Margin shall be determined based upon the Leverage Ratio as contemplated below:

              LEVERAGE RATIO      LIBOR MARGIN (360 DAY BASIS)
              --------------      ----------------------------

Level 1            <  .49                   1.50%

Level 2            >  .50 but < 1.25        1.75%

Level 3            > 1.25                   2.00%

Level 1 and 2 interest rates shall be available to the Borrower provided that
(i) the Borrower's financial statements are received

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within the required time frame pursuant to this Agreement and (ii) no Event of
Default has occurred and is continuing under this Agreement. Provided that there is no Event of Default under this Agreement or any related documents, the referenced interest rates shall become effective and shall pertain to each new LIBOR Option Loan five business days after the receipt by the Bank of the consolidated financial statements of the Borrower for such period together with a certificate of the Borrower demonstrating the calculation of the Leverage Ratio and shall remain in effect for the succeeding period until the receipt by the Bank of the financial statements for the next succeeding fiscal period. However, should such financial statements not be submitted to the Bank within the required time frames, LIBOR Margin shall be that outlined above for Level 3. The Bank shall not be deemed to have waived any Event of Default or any of its remedies in connection with the foregoing.

    "Lending Office" means, the lending office of the Bank (or of an affiliate of the Bank) designated as such on its signature page hereof or such other office of the Bank (or of an affiliate of the Bank) as the Bank may from time to time specify to the Borrower.

    "Lien" means any lien (statutory or otherwise), security interest, mortgage, deed of trust, priority, pledge, charge, conditional sale, title retention agreement, financing lease or other encumbrance or similar right of others, or any agreement to give any of the foregoing.

    "Loans" means the Revolving Credit Loans.

    "Multiemployer Plan" means a Plan defined as such in Section 3(37) of ERISA to which contributions have been made by the Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA.

    "Net Income" means with respect to any Person for any period, such Person's net income after taxes for such period as reflected on such entity's financial statements.

    "Note" means the Revolving Credit Note in the form of Exhibit "A" annexed hereto evidencing the Loans.

    "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

    "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

    "Plan" means any employee benefit or other plan established or maintained, or to which contributions have been made, by the Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA, other than a Multiemployer Plan.

    "Prime Rate" means that rate of interest from time to time announced by the Bank at the Principal Office as its prime commercial lending rate.

    "Principal Office" means the principal office of the Bank, presently located at 270 Park Avenue, New York, New York 10017.

    "Regulation G, T, U or X" means Regulation G, T, U or X of the Board of Governors of the Federal Reserve System as the same may be amended or supplemented from time to time.

    "Reportable Event" means any of the events set forth in Section 4043(b) of ERISA as to which events the PBGC by regulation has not waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided that a failure to meet the minimum funding standard of
Section 412 of the Code or Section 302 of ERISA shall be a Reportable Event regardless of any waivers given under Section 412(d) of the Code.

    "Revolving Credit Commitment" means the obligation of the Bank to extend Revolving Credit Loans to the Borrower in accordance with the terms hereof in the aggregate principal amount of $4,000,000.00 as such amount may be reduced or otherwise modified from time to time in accordance with the terms hereof.

    "Revolving Credit Loans" means any Loan made by the Bank pursuant to
Section 2.01 hereof.

    "Revolving Credit Note" means a promissory note of the Borrower in the form of Exhibit A hereto evidencing the Revolving Credit Loans made by the Bank hereunder.

    "Revolving Credit Termination Date" means the earlier of (i) the date on which the Revolving Credit Loans are paid in full and the Revolving Credit Commitments shall terminate hereunder and the obligations of the Borrower in connection therewith have been satisfied or (ii) the date three (3) years from the date hereof; provided that if such date is not a Business Day, the Revolving Credit Termination Date shall be the next succeeding Business Day.

    "Security Agreements" means the Security Agreement to be delivered by Borrower and Guarantors under the terms of this Agreement.

    "Solvent" means when used with respect to any Person on a particular date, that on such date: (a) the present fair saleable value of its assets is in excess of the total amount of its liabilities, including, without limitation, the reasonably expected amount of such Person's obligations with respect to contingent liabilities, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its Debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur Debts or liabilities beyond such Person's ability to pay as such Debts and liabilities mature and (d) such Person is not engaged in business or a transaction, for which such Person's property would constitute an unreasonably small capital.

    "Subsidiary" means, with respect to any Person, any corporation, partnership or joint venture, whether now existing or hereafter formed or acquired, or other entity and (i) in the case of a corporation, of which at least a majority of the securities or other ownership interests having ordinary voting power (absolutely or contingently) for the election of directors or other persons performing similar functions are at the time owned directly or indirectly by such Person and (ii) in the case of a partnership or joint venture, of which a majority of the partnership or other ownership interests are at the time owned by such Person and/or Subsidiaries of such Person.

    "Unfunded Benefit Liabilities" means, with respect to any Plan, the amount (if any) by which the present value of all benefit liabilities (within the meaning of Section 4001(a)(16) of ERISA) under the Plan exceeds the fair market value of all Plan assets allocable to such benefit liabilities, as determined on the most recent valuation date of the Plan and in accordance with the provisions of ERISA for calculating the potential liability of the Borrower or any ERISA Affiliate under Title IV of ERISA.

    Section 1.02. ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in accordance with GAAP, and all financial data required to be delivered hereunder shall be prepared in accordance with GAAP.

              ARTICLE 2.  THE CREDIT.

    Section 2.01. REVOLVING CREDIT LOANS. (a) Subject to the terms and conditions of this Agreement, and relying on the representations and warranties set forth herein, the Bank agrees to make Revolving Credit Loans in Dollars (the "Revolving Credit Loans") to the Borrower from time to time from and including the date hereof to and including the Revolving Credit Termination Date, up to but not exceeding in the aggregate principal amount at any one time outstanding, the amount of the Commitment. Subject to the foregoing limits, the Borrower may borrow, repay, reborrow, on or after the date hereof and prior to the Revolving Credit Termination Date, all or a portion of the Revolving Credit Commitment hereunder. The Revolving Credit Loans may be made at the Floating Rate Option, the LIBOR Option, or a combination thereof.

(b) The principal amount of each Revolving Credit Loan shall be due and payable on the earlier of (i) the last day of the Interest Period therefor or (ii) the Revolving Credit Termination Date .

    Section 2.02. BORROWING BASE FORMULA. The Loans shall be extended and maintained upon the Borrowing Base formula. The total outstandings under this Agreement, including any requested borrowings, must either be equal to or less than the amount determined each month and before each borrowing to be the Borrower's Borrowing Base formula up to a limit of $4,000,000.00. The borrowings are contingent upon the Bank's receipt of the most current monthly aging of accounts receivable, the most current monthly inventory report and Borrowing Base Certificate of the

Borrower.  These reports must be delivered to the Bank not more than fifteen
(15) days from the last day of each month. A current Borrowing Base Certificate (as of the last day of the preceding month prior to the drawdown) must be submitted to the Bank before each drawdown;

    Section 2.03. THE REVOLVING CREDIT NOTE. The Revolving Credit Loans shall be evidenced by a single Revolving Credit Note in favor of the Bank substantially in the form of Exhibit A with appropriate insertions, duly executed and completed by the Borrower. The Bank is hereby authorized to record the date and amount of each Revolving Credit Loan, the date and amount of each payment or prepayment of principal thereof and the principal amount subject thereto in the Bank's records and/or on the schedules annexed to and constituting a part of the Note, and any such recordation shall constitute PRIMA FACIE evidence of the accuracy of the information so recorded; provided that the failure to make any such recordation shall not in any way affect the Borrower's obligation to repay the Revolving Credit Loans. The Revolving Credit Note (a) shall be dated the date hereof, (b) shall be stated to mature on the Revolving Credit Termination Date and (c) shall bear interest from and including the date hereof on the unpaid principal amount thereof from time to time outstanding as provided herein.

    Section 2.04. USE OF PROCEEDS. (a) The Borrower shall use the proceeds of the Revolving Credit Loans to refinance existing bank loans and for general working capital purposes. No part of the proceeds of any of the Revolving Credit Loans will be used for any purpose which violates the provisions of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System as in effect on the date of making such Loans.

    (b) The Borrower agrees to indemnify the Bank and hold the Bank harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind (including, without limitation, the reasonable fees and disbursements of counsel for the Bank in connection with any investigative, administrative or judicial proceeding, whether or not the Bank shall be designated a party thereto) which may be incurred by the Bank, relating to or arising out of any actual or proposed use of proceeds of Revolving Credit Loans hereunder.

    Section 2.05  BORROWING PROCEDURES FOR REVOLVING CREDIT LOANS.  The
Borrower may request a borrowing under the Revolving Credit Commitment hereunder as provided in Section 2.08. On the date of such borrowing, the Bank shall, subject to the conditions of this Agreement, make available to the Borrower, in immediately available funds, the amount of such borrowing by crediting an account of the Borrower designated by the Borrower and maintained with the Bank. If the amount of said request for borrowing, when combined with all outstanding Revolving Credit Loans exceeds the Borrowing Base formula, the Bank shall not be obligated to make said Loan.

    Section 2.06. PREPAYMENTS. On any Revolving Credit Loans subject to the Floating Rate Option the Borrower shall have the right to make prepayments of principal, at any time or from time to time, provided that the Borrower shall give the Bank notice of each such prepayment as provided in Section 2.08, and any prepayment must be in minimum amounts of $100,000.00.

    On any Revolving Credit Loans subject to the LIBOR Option, the Borrower shall have the right to make prepayments of principal only on the last day of the Interest Period corresponding to each Revolving Credit Loan provided that the Borrower shall give the Bank notice of each such prepayment as provided in
Section 2.08 and any prepayment must be in minimum amounts of $100,000.00.

    Section 2.07. CHANGES OF COMMITMENT. The Borrower shall have the right to reduce or terminate the amount of unused Commitment at any time or from time to time, provided that: (a) the Borrower shall give notice of each such reduction or termination to the Bank as provided in Section 2.08; and (b) each partial reduction shall be in an aggregate amount at least equal to $100,000.00. The Commitment once reduced or terminated may not be reinstated.


    Section 2.08. CERTAIN NOTICES. Notices by the Borrower to the Bank of each borrowing pursuant to Section 2.05, and each prepayment pursuant to Section 2.06, and each reduction or termination of the Commitment pursuant to Section
2.07 shall be irrevocable and shall be effective only if received by the Bank not later than 12:00 noon New York City time, and in the case of borrowings and prepayments, given on or prior to the Banking Day therefor. In the case of reductions or termination of the Commitment, the Bank shall be given notice three Banking Days prior thereto. Each such notice shall specify the Loans to be borrowed or prepaid, and the Interest Rate and the amount (subject to Section 2.09) and the date of the borrowing or prepayment (which shall be a Banking Day). Each such notice of reduction or termination shall specify the amount of the Commitment to be reduced or terminated. Any notice of borrowing that does not specify an Interest Rate option or if a Libor Option Loan matures and Bank does not receive notice of an Interest Rate Option, the Interest Rate shall be deemed a Floating Rate Option Loan and any request for a LIBOR Option Loan which does not request an Interest Period shall be deemed to be a LIBOR Option Loan with an Interest Period of one (1) month.

    Section 2.09. MINIMUM AMOUNTS. Except for borrowings which exhaust the full remaining amount of the Commitment, and prepayments (in the case of Floating Rate Option Loans) which result in the prepayment of all Loans, each borrowing and prepayment of principal of a Loan shall be in an amount of at least equal to or a multiple of $100,000.00 ($500,000.00 in the case of LIBOR Option Loan).

    Section 2.10. INTEREST ON REVOLVING CREDIT LOANS.. The Borrower shall pay interest, computed at the "Interest Rate" in effect, on the outstanding and unpaid principal amount of each Revolving Credit Loan made under this Agreement. Interest shall be payable (i) monthly in arrears commencing the last business day of the first month following the date hereof, (ii) on any Interest Determination Date, and (iii) on the Revolving Credit Termination Date.

    Section 2.11. REVOLVING CREDIT COMMITMENT FEE. (a) The Borrower shall pay to the Bank a commitment fee (the "Commitment Fee") equal to one-quarter of one percent (0.25%) per annum on the average daily unused portion of the Revolving Credit Commitment. The Commitment Fee shall be due and payable in arrears on the last day of each calendar quarter commencing the first calendar quarter immediately following the Closing Date and on the Revolving Credit Termination Date.

    Section 2.12. PAYMENTS GENERALLY. All payments under this Agreement or the Note shall be made in Dollars in immediately available funds not later than 1:00 p.m. New York City time on the relevant dates specified above (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Banking Day) at the Lending Office of the Bank, provided that, when a new Revolving Credit Loan is to be made by the Bank on a date the Borrower is to repay any principal of any outstanding Revolving Credit Loans, the Bank shall apply the proceeds thereof to the payment of principal to be repaid and only an amount equal to the difference between the principal to be borrowed and the principal to be repaid shall be made available by the Bank to the Borrower as provided in Section 2.05 or paid by the Borrower to the Bank pursuant to this
Section 2.12, as the case may be. The Bank shall debit the Borrower's demand deposit account maintained with the Bank for all principal payments, interest payments and payments of any and all fees due the Bank on said due dates. The Borrower shall, at the time of making each payment under this Agreement or the Note, specify to the Bank the principal or other amount payable by the Borrower under this Agreement or the Note to which such payment is to be applied (and in the event that it fails to so specify, or if a Default or Event of Default has occurred and is continuing, the Bank may apply such payment as it may elect in its sole discretion). If the due date of any payment under this Agreement or the Note would otherwise fall on a day which is not a Banking Day, such date shall be extended to the next succeeding Banking Day and interest shall be payable for any principal so extended for the period of such extension. If the due date of any payment under this Agreement or the Note would otherwise fall on a day which is not a Banking Day, such date shall be, in the case of LIBOR Option Loans, extended to the next succeeding Banking Day unless the next succeeding Banking Day would fall in the next calendar month, in which case such date shall be on the next preceding Banking Day. All payments under this Agreement shall be made by the Borrower without defense, setoff or counterclaim to the Bank on the date when due and shall be made in lawful money of the United States of America in immediately available funds.

    Section 2.13. CAPITAL REQUIREMENTS. (a) The Borrower shall pay to the Bank from time to time on demand such amounts as the Bank may determine to be necessary to compensate the Bank for any costs which the Bank determines are attributable to its obligation to extend credit hereunder in respect of any amount of capital maintained by the Bank or any of its affiliates pursuant to any law or regulation of any jurisdiction or any interpretation, directive or request (whether or not having the force of law) of any court or governmental or monetary authority, whether in effect on the date of this Agreement or thereafter. Without limiting the foregoing, such compensation shall include an amount equal to any reduction in return on assets or return on equity to a level below that which the Bank could have achieved but for such law, regulation, interpretation, directive or request.
The Bank will notify the Borrower if it is entitled to compensation pursuant to this Section as promptly as practicable after it determines to request such compensation.

    (b) Determinations and allocations by the Bank for purposes of this Section as to the effect of capital requirements on its obligation to extend credit, and of the additional amounts required to compensate the Bank under this Section shall be conclusive, provided that such determinations and allocations are conclusive absent manifest error. For purposes of this Section 2.13, in calculating the amount necessary to compensate the Bank for any such cost, the Bank shall calculate the amount payable to it in a manner consistent with the manner in which it shall calculate similar compensation payable to it by other borrowers having provisions in their credit agreements comparable to this
Section 2.13.

    Section 2.14. HLT CLASSIFICATION. If, after the date hereof, the Bank has received notice from any governmental authority, central bank or comparable agency having jurisdiction over the Bank that the definition of highly leveraged transaction has been modified with the result that its Loans hereunder are classified as a "highly leveraged transaction" (an "HLT Classification") or if the Borrower takes any action which causes this transaction to be subject to HLT Classification the Bank shall promptly give notice of such HLT Classification to the Borrower. The Bank and the Borrower shall commence negotiations in good faith to agree on whether and, if so, the extent to which commitment fees, interest rates and/or margins hereunder should be increased so as to reflect such HLT Classification. If the Borrower and the Bank fail to agree on such increases within thirty (30) days after notice is given as provided above, then
(i) the Bank shall, by notice to the Borrower immediately terminate the Commitment, and (ii) the Borrower shall be obligated to prepay on the date of such termination of the Commitment each outstanding Loan by paying the aggregate principal amount to be prepaid together with all accrued interest thereon to the date of such prepayment; provided that, if the Borrower prepays any LIBOR Option Loans pursuant to this clause, the Borrower shall compensate the Bank for any resulting funding losses. The Bank acknowledges that a HLT Classification is not a Default or an Event of Default hereunder.

    Section 2.15. ADDITIONAL COSTS. (a) Borrower shall pay to Bank from time to time such amounts as Bank may determine to be necessary to compensate it for any costs which the Bank determines are attributable to its making or maintaining any LIBOR Option Loan under this Agreement or its undertaking to make or maintain any such LIBOR Option Loans hereunder, or any reduction in any amount receivable by Bank hereunder in respect of any such LIBOR Option Loans or such undertaking (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), resulting from any regulatory change applicable to Bank which: (i) changes the basis of taxation of any amounts payable to Bank under this Agreement in respect of any of such LIBOR Option Loans (other than federal and state taxes imposed on the net income of Bank on account of any of such LIBOR Option Loans by the jurisdiction in which the Bank is located); or (ii) imposes or modifies any reserve, special deposit, deposit insurance or assessment, capital or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, Bank; or (iii) imposes any other condition affecting this Agreement (or any of such extensions of credit or liabilities ). Bank will notify Borrower of any event occurring after the date of this Agreement which will entitle Bank to compensation pursuant to this Section 2.15 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. All payments required from Borrower hereunder shall be made within fifteen (15) days of Borrower's receipt of notice that such payments are due.

    (b)  Without limiting the effect of the foregoing provisions of this
Section 2.15, in the event that, by reason of any regulatory change applicable to Bank, Bank either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of Bank which includes deposits by reference to which the LIBOR Option Interest Rate is determine, as provided in this Agreement or a category of extensions of credit or other assets of Bank which includes LIBOR Option Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold, then, if Bank so elects by notice to Borrower, the undertaking of Bank to make such LIBOR Option Loans, or to renew the LIBOR Option Interest Rate or to convert any interest rate option to the LIBOR Option Interest Rate shall be suspended until the date such applicable regulatory change ceases to be in effect, and Borrower shall on the last day of the then current Interest Period for such affected outstanding Loans, pay such Loans in accordance with this Agreement.

    (c)  Determinations and allocations by Bank for purposes of this Section
2.15 of the effect of any applicable regulatory change on its costs of making or maintaining such LIBOR Option Loans or on amounts receivable by it in respect of such LIBOR Option Loans, and of the additional amounts required to compensate Bank in respect of any Additional Costs, shall be conclusive, provided that such determinations are made in good faith on a reasonable basis and are made in a manner consistent with the manner in which it shall calculate similar compensation payable to it by other borrowers having provisions in their credit agreements comparable to this Section 2.15.

    Section 2.16. LIMITATION ON TYPES OF LOANS. Anything herein to the contrary notwithstanding, if Bank determines (which determination shall be conclusive) that the relevant rates of interest which are the basis of the LIBOR Option Interest Rate do not adequately cover the cost to Bank of making or maintaining the LIBOR Option Loans, then Bank shall give Borrower prompt notice thereof, and so long as such condition remains in effect, Bank shall be under no obligation to make such LIBOR Option Loans and Borrower shall, on the last day(s) of the current Interest Period(s) for the outstanding LIBOR Option Loans of the affected type, pay such LIBOR Option Loans in accordance with this Agreement.

    Section 2.17. ILLEGALITY. Notwithstanding any other provisions in this Agreement, in the event that it becomes unlawful for Bank to (a) honor its undertaking to make LIBOR Option Loans hereunder, or (b) maintain such LIBOR Option Loans hereunder, then Bank shall promptly notify Borrower thereof and Bank's undertaking to make such LIBOR Option Loans shall be suspended until such time as Bank may again make and maintain such affected LIBOR Option Loans and LIBOR Option Interest Rate, and Borrower shall, on the last day(s) of the then current Interest Period(s) for the outstanding LIBOR Option Loans (or on such earlier date as Bank may specify to Borrower, due to the illegality of maintaining such

LIBOR Option Loans), pay such LIBOR Option Loans in accordance with this Agreement.

    Section 2.18. COMPENSATION. Borrower shall pay to Bank, upon the request of Bank and within fifteen (15) days of such request, such amount or amounts as shall be sufficient (in the reasonable opinion of Bank) to compensate it for any loss, cost or expense which Bank determines is attributable to:

    (a) any payment or prepayment of a LIBOR Option Loan, where such payment or prepayment occurs on a date other than the last day of an Interest Period for the respective LIBOR Option Loans (whether by reason of demand by Bank for payment or otherwise); or

    (b) any failure by Borrower to, on the date specified therefor in the relevant notice under this Agreement, enter into a LIBOR Option Loan.

Without limiting the foregoing, such compensation shall include an amount equal to the excess, if any, of (i) the amount of interest which otherwise would have accrued on the principal amount so paid or prepaid or not borrowed for the period from and including the date of such payment or prepayment or failure to borrow to but excluding the last day of the then current Interest Period for such LIBOR Option Loan (or, in the case of a failure to borrow to but excluding the last day of the Interest Period for such LIBOR Option Loan which would have commenced on the date specified therefor in the relevant notice) at the applicable rate of interest for such LIBOR Option Loan provided for herein over
(ii) the amount of interest (as reasonably determined by Bank) the reference bank would have bid in the London interbank market (if such Loan is a LIBOR Option Loan) for U.S. Dollar deposits for amounts comparable to such principal amount and maturities comparable to such Interest Period. A determination of the Bank as to the amounts payable pursuant to this Section 2.18 shall be conclusive absent manifest error.

    Section 2.19. SURVIVAL. The undertaking of Borrower under this Article 2 shall survive the repayment of the Loans and termination of the Revolving Credit Commitment.

    Section 2.20. LATE PAYMENT FEE. If Borrower fails to maintain sufficient available funds on the respective payment due dates in its demand deposit account maintained with the Bank, as set forth in Section 2.12, for the payment of principal, interest and/or fees due the Bank, the Borrower shall be required to pay additional interest on said late payment by calculating the amount of principal and/or interest and/or fees past due times
(x) the Prime Rate plus two percent (2%) per annum/(360 days) times (y) the number of days the payment(s) are past due.

    Section 2.21. DEFAULT INTEREST. Notwithstanding any other provision of this Agreement, upon the occurrence and during the continuance of an Event of Default, each Loan outstanding hereunder shall bear interest at a rate per annum equal to the Default Rate until such Event of Default has been either cured or waived by the Bank. No payment of the default interest shall be required in respect to any amount for which a payment has been made pursuant to Section 2.20.

    Section 2.22. EXCESS OF BORROWING BASE FORMULA. If at any time the total outstandings of the Revolving Credit Loans exceed the maximum amount available under the Borrowing Base formula, upon notice by the Bank to the Borrower, the Borrower shall reduce the outstanding balance of the Revolving Credit Loans, on the same day as notice is received by the Borrower, in an amount sufficient to reduce the total outstandings of the Revolving Credit Loans to be within the maximum amount available under the Borrowing Base formula. Said payments shall be applied first to Floating Rate Option Loans and then the balance to the reduction of LIBOR Option Loans.

    Section 2.23. INTEREST PERIODS. In the case of each Loan, the Borrower shall select an Interest Period of any duration in accordance with the definition of Interest Period in Section 1.01, subject to the following limitations: (a) no Interest Period may extend beyond the Revolving Credit Termination Date; and (b) if an Interest Period would end on a day which is not a Banking Day, such Interest Period shall be extended to the next Banking Day unless such Banking Day would fall in the next calendar month in which event such Interest Period shall end on the immediately preceding Banking Day.


         ARTICLE 3.  CONDITIONS PRECEDENT.

    Section 3.01.  DOCUMENTARY CONDITIONS PRECEDENT.  The obligation of the
Bank to make the Revolving Credit Loan constituting the initial borrowing is subject to the condition precedent that the Bank shall have received on or before the date of such Revolving Credit Loan each of the following, in form and substance satisfactory to the Bank and its counsel:

    (a) the Note duly executed by the Borrower;

    (b) the Guaranty duly executed by each Guarantor;

    (c) a certificate of the Secretary or Assistant Secretary of the Borrower and each Guarantor, dated the Closing Date, attesting to all corporate action taken by the Borrower and each Guarantor, including resolutions of its Board of Directors authorizing the execution, delivery and performance of the Facility Documents to which it is a party and each other document to be delivered pursuant to this Agreement together with certified copies of the certificate or articles of incorporation and the by laws and any amendments thereto of the Borrower and Guarantor; each such certificate shall be executed by the respective Secretary or Assistant Secretary of the Borrower and Guarantor and shall state that the resolutions and corporate documents thereby certified have not been amended, modified , revoked or rescinded as of the date of the initial borrowing of the Loans;

    (d) a certificate of the Secretary or Assistant Secretary of the Borrower and Guarantor, dated the Closing Date, certifying the names and true signatures of the officers of the Borrower and Guarantor authorized to sign the Facility Documents to which it is a party and the other documents to be delivered by the Borrower and Guarantor under this Agreement;

    (e) a certificate of a duly authorized officer of the Borrower and Guarantor, dated the Closing Date, stating that the representations and warranties in Article 4 are true and correct on such date as though made on and as of such date and that no event has occurred and is continuing which constitutes a Default or Event of Default;

    (f) a "long form" certificate of good standing of the Borrower and Guarantor;

    (g) the Security Agreements duly executed by the Borrower and Guarantor together with (a) Financing Statements on Form UCC-1 under the Uniform Commercial Code for all jurisdictions necessary or, in the opinion of the Bank, desirable to perfect the security interests created by the Security Agreement and (b) UCC search results indicating that no party claims an interest in any of the Collateral;

    (h) satisfactory evidence that the Borrower's current lenders, including Fleet Bank, N.A., shall have been (or shall concurrently be) paid in full, all commitments shall have been terminated, all guaranties of Borrower and Guarantor shall have been released and that all liens granted to such lenders by Borrower and/or Guarantor shall have been terminated, which evidence shall include UCC-3 Termination Statements for all UCC-1 Financing Statements filed on behalf of such lenders;

    (i) a favorable opinion of counsel for the Borrower and Guarantor, dated the Closing Date, which must be deemed acceptable to the Bank and its counsel;

    (j) a Declaration of Restrictions of Guarantor, dated the Closing Date, in substantially the form of Exhibit D and as to such other matters as the Bank may request;

    (k) an all-risk property insurance policy issued by a company satisfactory to the Bank in its sole and absolute discretion, naming the Bank, as loss payee and additional insured and a general public liability insurance policy satisfactory to the Bank, in its sole discretion, naming the Bank as additional insured. Said insurance policies must be issued by licensed New York insurance companies maintaining an "A" rating or better by A.M. Best Insurance Guide;

    (l) all documentation required by the terms and conditions of this Agreement;

    (m) the consolidated financial statements of the Borrower and its Subsidiaries for the fiscal year ended September 30, 1995 and the interim consolidated financial statements of the Borrower and its Subsidiaries for the nine (9) month period ending June 30, 1996, which each must be in a form and substance satisfactory to the Bank;

    (n) a payoff letter from Fleet Bank, N.A. evidencing the full repayment and satisfaction of all obligations of the Borrower and Guarantors under all existing credit facilities with Fleet Bank, N.A.;

    (o) the most recent (to be dated within 30 days of the date hereof) aging of accounts receivable of the Borrower, in form and substance satisfactory to the Bank;

    (p) the most recent (to be dated within 30 days of the date hereof) inventory designation schedule of the Borrower (and other inventory reports to be determined by the Bank);

    (q) an updated Borrowing Base Certificate which is dated as of the date hereof;

    (r) a field audit report which must be satisfactory in form and substance to the Bank;

    (s) landlord waivers for all leased locations where assets of the Borrower and Guarantors are located, in the form of Exhibit F annexed hereto and which must be satisfactory in form and substance to the Bank and the Bank's counsel;

    (t) due diligence reports with respect to the Borrower and the Guarantors including, without limitation, bank checkings, trade checkings, customer checkings and litigation checkings and all due diligence with respect to management;

    (u) all material loan or credit agreements entered into by the Borrower or any Guarantor and all material shareholder, employee and management agreements with respect to the Borrower or any Guarantor;

    (v) a schedule of all lease agreements affecting the Borrower and the Guarantor which such schedule shall include without limitation the lessor, the lessee, the term of the lease, the annual lease expenditure, the expiration of the lease and whether such lease is an operating or capital lease;

    (w) the agreement for the Borrower's private placement of the common stock completed during 1994;

    (x) nothing shall have occurred to the Borrower and/or Guarantor, which in the Bank's sole judgment could, individually or in aggregate, have a material adverse effect on (a) the rights and remedies of the Bank under the definitive documentation for the Revolving Credit Loan, (b) the ability of the Borrower and the Guarantor to perform their respective obligations or (c) the business, property, assets, liabilities, condition (financial or otherwise), operations, results of operations or prospects of the Borrower or any Guarantor prior to and after giving effect to the financing contemplated herein;

    (y) such other documents, instruments, approvals, opinions and evidence as the Bank may reasonably require;

    (z) the Borrower shall have paid or caused to be paid all fees required to be paid hereunder or in connection herewith which are accrued through the date hereof including audit and legal fees;

    (aa) the Borrower and the Guarantor shall have obtained all consents, permits and approvals required in connection with the execution, delivery and performance by the Borrower of its obligations hereunder and under the other Facility Documents and such consents, permits and approvals shall continue in full force and effect;

    (bb) the satisfactory evidence to the Bank that the Borrower and the Guarantor are not in default with respect to any material contractual obligations to which they are a party;

    (cc) satisfactory evidence that no litigation is pending or threatened against the Borrower or the Guarantor which, if adversely determined, may have a materially adverse effect upon the business, properties, assets, financial or other condition of the Borrower and the Guarantor or on the ability of the Borrower or the Guarantor to perform its obligations hereunder or under the Facility Documents;

    (dd) satisfactory evidence that the Borrower and the Guarantor are in compliance with all applicable laws and regulations, including without limitation all Environmental Laws, which, if the Borrower and the Guarantor were not in compliance therewith, may have a materially adverse effect upon the business, properties, assets, financial or other condition of the Borrower and the

Guarantor or on the ability of the Borrower and the Guarantor to perform its obligations hereunder or under the Facility Documents; and

    (ee) all legal matters in connection with this financing shall be satisfactory to the Bank and its counsel.

    Section 3.02. ADDITIONAL CONDITIONS PRECEDENT. The obligation of the Bank to make the Loans pursuant to a borrowing which increases the amount outstanding hereunder (including the initial borrowing) shall be subject to the further conditions precedent that on the date of such Loan:

    (a) the following statements shall be true and the Bank shall have received a certificate signed by the Chairman of the Board or President or Chief Financial Officer of the Borrower and Guarantor dated the date of such Revolving Credit Loan stating that:

         (i) the representations and warranties contained in Article 4, in the Guaranty and in Article 2 of the Security Agreement, are true and correct on and as of the date of such Loan as though made on and as of such date; and

         (ii) no Default or Event of Default has occurred and is continuing, or would result from such Loan;

    (b) the Bank shall have received the Borrowing Base Certificate; and

    (c) the Bank shall have received such approvals, opinions or documents as the Bank may reasonably request.

    Section 3.03. DEEMED REPRESENTATIONS. Each notice of borrowing hereunder and acceptance by the Borrower of the proceeds of such borrowing shall constitute a representation and warranty that the statements contained in
Section 3.02(a) are true and correct both on the date of such notice and, unless the Borrower otherwise notifies the Bank prior to such borrowing, as of the date of such borrowing.

    ARTICLE 4.  REPRESENTATIONS AND WARRANTIES.

The Borrower and each Guarantor (as appropriate) hereby represent and warrant that:

    Section 4.01. INCORPORATION, GOOD STANDING AND DUE QUALIFICATION. Each of the Borrower and its Subsidiaries and Guarantor are duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own its assets and to transact the business in which it is now engaged or proposed to be engaged, and is duly qualified as a foreign corporation and in good standing under the laws of each other jurisdiction in which such qualification is required.

    Section 4.02. CORPORATE POWER AND AUTHORITY; NO CONFLICTS. The execution, delivery and performance by the Borrower and/or Guarantor of the Facility Documents to which it is a party have been duly authorized by all necessary corporate action and do not and will not: (a) require any consent or approval of its stockholders; (b) contravene its charter or by-laws; (c) violate any provision of, or require any filing (other than the filing of the financing statements contemplated by the Security Agreement), registration, consent or approval under, any law, rule, regulation (including, without limitation, Regulation G, T, U or X of the Board of Governors of the Federal Reserve System as in effect from time to time), order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Borrower or any of its Subsidiaries or Affiliates; (d) result in a breach of or constitute a default or require any consent under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected;
(e) result in, or require, the creation or imposition of any Lien (other than as created under the Security Agreement), upon or with respect to any of the properties now owned or hereafter acquired by the Borrower; or (f) cause the Borrower (or any Subsidiary or Affiliate, as the case may be) to be in default under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, agreement, lease or instrument.

    Section 4.03. LEGALLY ENFORCEABLE AGREEMENTS. Each Facility Document to which the Borrower and/or Guarantor is a party is, or when delivered under this Agreement will be, a legal, valid and binding obligation of the Borrower and/or Guarantor enforceable against the Borrower and/or Guarantor in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors' rights generally.

    Section 4.04. LITIGATION. There are no actions, suits or proceedings pending or, to the knowledge of the Borrower and/or Guarantor, threatened, against or affecting the Borrower and/or Guarantor or any of their Subsidiaries before any court, governmental agency or arbitrator, which may, in any one case or in the aggregate, materially adversely affect the condition (financial or otherwise), operations, properties, prospects or business of the Borrower and/or Guarantor or any such Subsidiary or the ability of the Borrower and/or Guarantor to perform its obligations under the Facility Documents to which it is a party.

    Section 4.05. FINANCIAL STATEMENTS. The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries for the fiscal year ended September 30, 1995, and the related consolidated income statement and statements of cash flows and changes in stockholders' equity of the Borrower and its Consolidated Subsidiaries for the fiscal year then ended, and the accompanying footnotes, together with the opinion thereon, of BDO Seidman, LLP, independent certified public accountants, and the interim financial statement of the Borrower and its Consolidated Subsidiaries for the period ended June 30, 1996, copies of each of which have been furnished to the Bank, are complete and correct in all material respects and fairly present the financial condition of the Borrower and its Subsidiaries as at such dates and the results of the operations of the Borrower and its Subsidiaries for the periods covered by such statements, all in accordance with GAAP consistently applied, subject (in the case of the interim financial statements) to normal year-end audit adjustments. There are no liabilities of the Borrower or any of its Subsidiaries, fixed or contingent, which are material but are not reflected in the financial statements or in the notes thereto, other than liabilities arising in the ordinary course of business since September 30, 1995. No information, exhibit or report furnished by the Borrower to the Bank in connection with the negotiation of this Agreement contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading. Since September 30, 1995, there has been no material adverse change in the condition (financial or otherwise), business, operations or prospects of the Borrower or any of its Subsidiaries.

    Section 4.06. OWNERSHIP AND LIENS. Each of the Borrower and its Subsidiaries has title to, or valid leasehold interests in, all of its properties and assets, real and personal, including the properties and assets, and leasehold interests reflected in the financial statements referred to in
Section 4.05 (other than any properties or assets disposed of in the ordinary course of business), and none of the properties and assets owned by the Borrower or any of its Subsidiaries and none of its leasehold interests is subject to any Lien, except as disclosed in such financial statements or as may be permitted hereunder and except for the Lien created by the Security Agreement.

    Section 4.07. TAXES. Each of the Borrower and its Subsidiaries has filed all tax returns (federal, state and local) required to be filed and has paid all taxes, assessments and governmental charges and levies thereon to be due, including interest and penalties.

    Section 4.08. ERISA. Each Plan, and, to the best knowledge of the Borrower, each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other applicable Federal or state law, and no event or condition is occurring or exists concerning which the Borrower would be under an obligation to furnish a report to the Bank in accordance with Section 5.08(i) hereof. As of the most recent valuation date for each Plan, each Plan was "fully funded", which for purposes of this Section
4.08 shall mean that the fair market value of the assets of the Plan is not less than the present value of the accrued benefits of all participants in the Plan, computed on a Plan termination basis. To the best knowledge of the Borrower, no Plan has ceased being fully funded as of the date these representations are made with respect to any Loan under this Agreement.

    Section 4.09. SUBSIDIARIES AND OWNERSHIP OF STOCK. Schedule I is a complete and accurate list of the Subsidiaries of the Borrower, showing the jurisdiction of incorporation or organization of each Subsidiary and showing the percentage of the Borrower's ownership of the outstanding stock or other interest of each such

Subsidiary. All of the outstanding capital stock or other interest of each such Subsidiary has been validly issued, is fully paid and nonassessable and is owned by the Borrower free and clear of all Liens.

    Section 4.10. CREDIT ARRANGEMENTS. Schedule II is a complete and correct list of all credit agreements, indentures, purchase agreements, guaranties, Capital Leases and other investments, agreements and arrangements presently in effect providing for or relating to extensions of credit (including agreements and arrangements for the issuance of letters of credit or for acceptance financing) in respect of which the Borrower or any of its Subsidiaries is in any manner directly or contingently obligated; and the maximum principal or face amounts of the credit in question, outstanding and which can be outstanding, are correctly stated, and all Liens of any nature given or agreed to be given as security therefor are correctly described or indicated in such Schedule II.

    Section 4.11. OPERATION OF BUSINESS. Each of the Borrower and its Subsidiaries possesses all licenses, permits, franchises, patents, copyrights, trademarks and trade names, or rights thereto, to conduct its business substantially as now conducted and as presently proposed to be conducted, and neither the Borrower nor any of its Subsidiaries is in violation of any valid rights of others with respect to any of the foregoing, which violation, in any one case or in the aggregate, may reasonably be expected to have a material adverse affect on the consolidated financial condition, operations, business, properties or prospects of the Borrower and its Subsidiaries.

    Section 4.12. HAZARDOUS MATERIALS. The Borrower and each of its Subsidiaries have obtained all permits, licenses and other authorizations which are required under all Environmental Laws, except to the extent failure to have any such permit, license or authorization would not have a material adverse effect on the consolidated financial condition, operations, business, properties or prospects of the Borrower and its Subsidiaries. The Borrower and each of its Subsidiaries are in compliance with the terms and conditions of all such permits, licenses and authorizations, and are also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations schedules and timetables contained in any applicable Environmental

Law or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except to the extent failure to comply would not have a material adverse effect on the consolidated financial condition, operations, business, properties or prospects of the Borrower and its Subsidiaries.

    In addition, except as set forth in Schedule III hereto:

    (a) No notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or threatened by any governmental or other entity with respect to any alleged failure by the Borrower or any of its Subsidiaries to have any permit, license or authorization required in connection with the conduct of the business of the Borrower or any of its Subsidiaries or with respect to any generation, treatment, storage, recycling, transportation, release or disposal, or any release as defined in 42 U.S.C.
Section 9601(22) ("RELEASE"), of any substance regulated under Environmental Laws ("HAZARDOUS MATERIALS") generated by the Borrower or any of its Subsidiaries.

    (b) Neither the Borrower nor any of its Subsidiaries has handled any Hazardous Materials, other than as a generator, on any property now or previously owned or leased by the Borrower or any of its Subsidiaries to an extent that it has, or may reasonably be expected to have, a material adverse effect on the consolidated financial condition, operations, business or prospects taken as a whole of the Borrower and its Subsidiaries; and

         (i) no polychlorinated biphenyl is or has been present at any property now or previously owned or leased by the Borrower or any of its Subsidiaries;

         (ii) no asbestos is or has been present at any property now or previously owned or leased by the Borrower or any of its Subsidiaries;

         (iii) there are no underground storage tanks for Hazardous Materials, active or abandoned, at any property now or previously owned or leased by the Borrower or any of its Subsidiaries; and

         (iv) no Hazardous Materials have been Released, in a reportable quantity, where such a quantity has been established by statute, ordinance, rule, regulation or order, at, on or under any property now or previously owned by the Borrower or any of its Subsidiaries.

    (c) Neither the Borrower nor any of its Subsidiaries has transported or arranged for the transportation of any Hazardous Material to any location which is listed on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), listed for possible inclusion on the National Priorities List by the Environmental Protection Agency in the Comprehensive Environmental Response and Liability Information System as provided by 40 C.F.R. Section 300.5 ("CERCLIS") or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against the Borrower or any of its Subsidiaries for clean-up costs, remedial work, damages to natural resources or for personal injury claims, including, but not limited to, claims under CERCLA.

    (d) No Hazardous Materials generated by the Borrower or any of its Subsidiaries have been recycled, treated, stored, disposed of or Released by the Borrower or any of its Subsidiaries at any location other than those listed in
Schedule III hereto.

    (e) No oral or written notification of a Release of a Hazardous Material has been filed by or on behalf of the Borrower or any of its Subsidiaries and no property now or previously owned or leased by the Borrower or any of its Subsidiaries is listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA, on CERCLIS or on any similar state list of sites requiring investigation or clean-up.


    (f) There are no Liens arising under or pursuant to any Environmental Laws on any of the real property or properties owned or leased by the Borrower or any of its Subsidiaries, and no government actions have been taken or are in process which could subject any of such properties to such Liens and neither the Borrower nor any of its Subsidiaries would be required to place any notice or restriction relating to the presence of Hazardous Materials at any property owned by it in any deed to such property.

    (g) There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by or which are in the possession of the Borrower or any of its Subsidiaries in relation to any property or facility now or previously owned or leased by the Borrower or any of its Subsidiaries which have not been made available to the Bank.

    Section 4.13. NO DEFAULT ON OUTSTANDING JUDGMENTS OR ORDERS. Each of the Borrower and its Subsidiaries has satisfied all judgments and neither the Borrower nor any of its Subsidiaries is in default with respect to any judgment, writ, injunction, decree, rule or regulation of any court, arbitrator or federal, state, municipal or other governmental authority, commission, board, bureau, agency or instrumentality, domestic or foreign.

    Section 4.14. NO DEFAULTS ON OTHER AGREEMENTS. Neither the Borrower nor any of its Subsidiaries is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction which could have a material adverse effect on the business, properties, assets, operations or condition, financial or otherwise, of the Borrower or any of its Subsidiaries, or the ability of the Borrower to carry out its obligations under the Facility Documents to which it is a party. Neither the Borrower nor any of its Subsidiaries is in default in any respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument material to its business to which it is a party.

    Section 4.15. LABOR DISPUTES AND ACTS OF GOD. Neither the business nor the properties of the Borrower or of any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance), materially and adversely affecting such business or properties or the operation of the Borrower or such Subsidiary.

    Section 4.16. GOVERNMENTAL REGULATION. Neither the Borrower nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Investment Company Act of 1940, the Interstate Commerce Act, the Federal Power Act or any statute or regulation limiting its ability to incur indebtedness for money borrowed as contemplated hereby.

    Section 4.17. PARTNERSHIPS. Neither the Borrower nor any of its Subsidiaries is a partner in any partnership.

    Section 4.18. NO FORFEITURE. Neither the Borrower nor any of the Guarantors is engaged in or proposes to be engaged in the conduct of any business or activity which could result in a Forfeiture Proceeding and no Forfeiture Proceeding against any of them is pending or threatened.

    Section 4.19.  SOLVENCY.

    (a) The present fair saleable value of the assets of the Borrower after giving effect to all the transactions contemplated by the Facility Documents and the funding of all Commitments hereunder exceeds the amount that will be required to be paid on or in respect of the existing debts and other liabilities (including contingent liabilities) of the Borrower and its Subsidiaries as they mature.

    (b) The property of the Borrower does not constitute unreasonably small capital for the Borrower to carry out its business as now conducted and as proposed to be conducted including the capital needs of the Borrower.

    (c) The Borrower does not intend to, nor does it believe that it will, incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be received by the Borrower, and of amounts to be payable on or in respect of debt of the Borrower). The cash available to the Borrower after taking into account all other anticipated uses of the cash of the Borrower, is anticipated to be sufficient to pay all such amounts on or in respect of debt of the Borrower when such amounts are required to be paid.

    (d) The Borrower does not believe that final judgments against it in actions for money damages will be rendered at a time when, or in an amount such that, the Borrower will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum reasonable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered). The cash available to the Borrower after taking into account all other anticipated uses of the cash of the Borrower (including the payments on or in respect of debt referred to in paragraph (c) of this Section 4.19), is anticipated to be sufficient to pay all such judgments promptly in accordance with their terms.

    Section 4.20. PERMITS AND LICENSES. The Borrower, Guarantor and each of their Subsidiaries have all the necessary permits and licenses to lawfully own and operate their businesses.


        ARTICLE 5.  AFFIRMATIVE COVENANTS.

    So long as the Note shall remain unpaid or the Bank shall have any Commitment under this Agreement, the Borrower and each Guarantor shall:

    Section 5.01. MAINTENANCE OF EXISTENCE. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence and good standing in the jurisdiction of its incorporation, and qualify and remain qualified, and cause each of its Subsidiaries to qualify and remain qualified, as a foreign corporation in each jurisdiction in which such qualification is required.

    Section 5.02. CONDUCT OF BUSINESS. Continue, and cause each of its Subsidiaries to continue, to engage in an efficient and economical manner in a business of the same general type as conducted by it on the date of this Agreement.

    Section 5.03. MAINTENANCE OF PROPERTIES. Maintain, keep and preserve, and cause each of its Subsidiaries to maintain, keep and preserve, all material items of its properties, (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted.

    Section 5.04. MAINTENANCE OF RECORDS. Keep, and cause each of its Subsidiaries to keep adequate records and books of account, in which complete entries will be made in accordance with GAAP, reflecting all financial transactions of the Borrower, the Guarantor and their Subsidiaries.

    Section 5.05. MAINTENANCE OF INSURANCE. Maintain, and cause each of its Subsidiaries to maintain, insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or a similar business and similarly situated, which insurance may provide for reasonable deductibility from coverage thereof. With respect to all such insurance coverage, the Borrower shall cause the Bank to be named additional insured as to all liability coverage and cause the Bank to be named loss payee and additional insured as to all property insurance coverage. The Borrower shall provide to the Bank, promptly upon receipt thereof, evidence of the annual renewal of each such policy.

    Section 5.06. COMPLIANCE WITH LAWS. Comply, and cause each of its Subsidiaries to comply, in all material respects with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property, except any such taxes, assessments or charges being contested in good faith by appropriate proceedings and for which appropriate reserves have been established.

    Section 5.07. RIGHT OF INSPECTION. (a) At any reasonable time and from time to time, and upon reasonable notice, permit the Bank or any agent or representative thereof, to examine and make copies and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries and Guarantor, and to discuss the affairs, finances and accounts of the Borrower and any such Subsidiary and Guarantor with any of their respective officers and directors and the Borrower's and Guarantor's independent accountants.

    (b) In the sole discretion of the Bank, the Bank may reasonably perform field inventory and accounts receivable audits on the Borrower and Guarantor to be performed by an organization acceptable to the Bank one time each year and upon an Event of Default, at the sole cost and expense of the Borrower. The Bank may perform additional field inventory and/or accounts receivable audits upon reasonable notice to the Borrower at the Bank's sole cost and expense.

    Section 5.08. REPORTING REQUIREMENTS. Borrower shall furnish to the Bank and where applicable shall cause the Guarantor to furnish to the Bank:

    (a) as soon as available and in any event within one hundred twenty [120] days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and a consolidated income statement and consolidated statements of cash flows and changes in stockholders' equity of the Borrower and its Subsidiaries each on an audited basis for such fiscal year, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the prior fiscal year and all prepared in accordance with GAAP and as to the statements accompanied by an opinion thereon acceptable to the Bank by BDO Seidman, LLP or other independent accountants of national standing and acceptable to the Bank in their sole discretion selected by the Borrower;

    (b) as soon as available and in any event within sixty (60) days after the end of each of the first three quarters of each fiscal year of the Borrower and its Subsidiaries, a balance sheet of the Borrower as of the end of such quarter and a consolidated income statement of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the previous fiscal year and all internally prepared in accordance with GAAP and certified by the chief financial officer of the Borrower (subject to year-end adjustments);

    (c) promptly upon receipt thereof, copies of any reports submitted to the Borrower or any of its Subsidiaries or Guarantor, including a copy of the management letter, by independent certified public accountants in connection with examination of the financial statements of the Borrower or any such Subsidiary or Guarantor made by such accountants;

    (d) simultaneously with the delivery of the annual financial statements referred to above, a certificate of the chief financial officer of the Borrower and Guarantor (i) certifying that to the best of his knowledge no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto, and (ii) with computations demonstrating compliance with the covenants contained in Article 7;

    (e) simultaneously with the delivery of the annual financial statements referred to in Section 5.08(a), a certificate of the independent public accountants who audited such statements to the effect that, in making the examination necessary for the audit of such statements, they have obtained no knowledge of any condition or event which constitutes a Default or Event of Default, or if such accountants shall have obtained knowledge of any such condition or event, specifying in such certificate each such condition or event of which they have knowledge and the nature and status thereof;

    (f) as soon as available and in any event within fifteen (15) days after the end of each month, the monthly accounts receivable aging, inventory reports of the preceding month and Borrowing Base Certificate as of the last business day of the immediately preceding month in a form satisfactory to the Bank.

    Notwithstanding the foregoing, the Borrower and Guarantors shall provide inventory reporting commencing the month ended June 30, 1997, and each month thereafter which shall include actual work-in-progress and usage (movement) reports, provided however if the Borrower can not input historical data required to prepare usage (movement) reports by June 30, 1997, such reporting shall begin with the month ended November 30, 1997. The usage report shall provide a breakdown of raw materials and finished goods and the most recent usage date for each;

    (g) promptly after the commencement thereof, notice of all actions, suits, and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Borrower or any of its Subsidiaries or Guarantor which, if determined adversely to the Borrower or such Subsidiary or Guarantor, could have a material adverse effect on the condition (financial or otherwise), properties, prospects, or operations of the Borrower or such Subsidiary or Guarantor;

    (h) as soon as possible and in any event within two (2) days after the occurrence of each Default or Event of Default a written notice setting forth the details of such Default or Event of Default and the action which is proposed to be taken by the Borrower and/or Guarantor with respect thereto;

    (i) as soon as possible, and in any event within two (2) days after the Borrower knows or has reason to know that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan have occurred or exist, a statement signed by a senior financial officer of the Borrower setting forth details respecting such event or condition and the action, if any, which the Borrower or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by the Borrower or an ERISA Affiliate with respect to such event or condition):

         (i) any reportable event, as defined in Section 4043(b) of ERISA, with respect to a Plan, as to which PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event (provided that a failure to meet the minimum funding standard of Section 412 of the Code or
         Section 302 of ERISA including, without limitation, the failure to make on or before its due date a required installment under Section 412(m) of the Code or Section 302(e) of ERISA, shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code) and any request for a waiver under Section 412(d) of the Code for any Plan;

         (ii) the distribution under Section 4041 of ERISA of a notice of intent to terminate any Plan or any action taken by the Borrower or an ERISA Affiliate to terminate any Plan;

         (iii) the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Borrower or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

         (iv) the complete or partial withdrawal from a Multiemployer Plan by the Borrower or any ERISA Affiliate that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by the Borrower or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;

         (v) the institution of a proceeding by a fiduciary of any Multiemployer Plan against the Borrower or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within 30 days;

         (vi)  the adoption of an amendment to any Plan that pursuant to
         Section 401(a)(29) of the Code or Section 307 of ERISA would result in the loss of tax-exempt status of the trust of which such Plan is a part if the Borrower or an ERISA Affiliate fails to timely provide security to the Plan in accordance with the provisions of said Sections;

         (vii) any event or circumstance exists which may reasonably be expected to constitute grounds for the Borrower or any ERISA Affiliate to incur liability under Title IV of ERISA or under Sections 412(c)(11) or 412(n) of the Code with respect to any Plan; and

         (viii) the Unfunded Benefit Liabilities of one or more Plans increase after the date of this Agreement in an amount which is material in relation to the financial condition of the Borrower and its Subsidiaries, on a consolidated basis;

    (j) promptly after the request of the Bank, copies of each annual report filed pursuant to Section 104 of ERISA with respect to each Plan (including, to the extent required by Section 104 of ERISA, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information referred to in Section 103) and each annual report filed with respect to each Plan under Section 4065 of ERISA; provided, however, that in the case of a Multiemployer Plan, such annual reports shall be furnished only if they are available to the Borrower or an ERISA Affiliate;

    (k) promptly after the furnishing thereof, copies of any statement or report furnished to any other party pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Bank pursuant to any other clause of this Section 5.08;

    (l) promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports which the Borrower, the Guarantors or any of their Subsidiaries sends to its stockholders, and copies of all regular, periodic and special reports, and all registration statements which the Borrower or any such Subsidiary files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or with any national securities exchange;

    (m) promptly after the commencement thereof or promptly after the Borrower and/or any Guarantor knows of the commencement or threat thereof, notice of any Forfeiture Proceeding; and

    (n) such other information respecting the condition or operations, financial or otherwise, of the Borrower and/or any Guarantor or any of its Subsidiaries as the Bank may from time to time reasonably request.

    Section 5.09. PAYMENT OF OBLIGATIONS. Pay, discharge or otherwise satisfy as and when due and payable or before they become delinquent by their specific terms, or if there are no specific terms, before an action for collection is commenced, as the case may be, all of its material Debt and other material obligations of whatever nature (including any obligation for taxes and wages), except for any such obligation being contested in good faith by appropriate proceedings and for which appropriate reserves have been established.

    Section 5.10. NOTICE OF SUBSIDIARIES AND/OR AFFILIATES. Borrower shall provide Bank and cause Guarantor to provide Bank with written notice, fifteen
(15) days prior to the creation, establishment or acquisition of any Subsidiary or Affiliate of the Borrower and/or Guarantor. The Borrower shall and shall cause Guarantor to have each Subsidiary or Affiliate execute a Guaranty and Security Agreement within two (2) Business Days of said creation, establishment or acquisition and shall furnish a legal opinion of the Borrower and/or Guarantor's legal counsel and all other such documentation as the Bank or its counsel may require.

    Section 5.11. MAINTENANCE OF LICENSES AND PERMITS. Maintain and cause each of its Subsidiaries to maintain all licenses and permits required of the Borrower, Guarantor and each of their Subsidiaries in order to lawfully own and operate their businesses.

    Section 5.12 CONTINUED PERFECTION OF LIEN AND SECURITY AGREEMENT. Record or file or rerecord or refile the Facility Documents or a financing statement or any other filing or recording or refiling or rerecording in each and every office where and when necessary to preserve and perfect the security interests of the Facility Documents.

    Section 5.13. NOTICE OF ADVERSE CHANGE. Promptly, but in any event not later than one Banking Day after any change or information shall have come to the attention of the Chief Financial Officer of the Borrower, Guarantor and/or any of their Subsidiaries, notify the Bank in writing of (a) any material adverse change in the business or the operation, prospects, properties or assets or to the condition, financial or otherwise, of the Borrower, Guarantor and/or any of their Subsidiaries disclosing the nature thereof, and (b) any information which indicates that any financial statements which are the subject of any representation contained in this Agreement, or which are furnished to the Bank pursuant to this Agreement, fail, in any material respect, to present fairly the financial condition and results of operations purported to be presented therein, disclosing the nature thereof.

          ARTICLE 6.  NEGATIVE COVENANTS.

    So long as the Revolving Credit Note shall remain unpaid or the Bank shall have any Commitment under this Agreement, the Borrower and/or Guarantor shall not:

    Section 6.01. DEBT. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist any Debt without prior written consent from the Bank, except:

    (a) Debt of the Borrower under this Agreement or the Revolving Credit Note or any other Debt of the Borrower or Guarantors to the Bank;

    (b) Debt described in Section 4.10, to be scheduled satisfactory to the Bank, but no renewals, extensions or refinancing thereof, provided however that any refinance shall be permitted provided there is no increase in the aggregate amount of such debt or no increase in the amount of the scheduled payments;

    (c) Debt subordinated to the Bank in a form and substance satisfactory to the Bank and with the prior written consent of the Bank;

    (d) Unsecured indebtedness of a Guarantor owing to the Borrower or another Guarantor and unsecured indebtedness of the Borrower owing to a Guarantor;

    (e) Debt of the Borrower to any such Subsidiary or of any Subsidiary to the Borrower or another such Subsidiary;

    (f) Debt of the Borrower or any such Subsidiary secured by purchase money Liens permitted by Section 6.03;

    (g) The Borrower's and its Subsidiaries unsecured accounts payable to trade creditors for goods or services which are not aged more than ninety (90) days from billing date and current operating liabilities (other than for borrowed money) which are not more than ninety (90) days past due, in each case incurred in the ordinary course of business and paid within the specified time, unless contested in good faith and by appropriate proceedings or as agreed to by the specific trade creditor.

    Section 6.02. GUARANTIES, ETC. Assume, guarantee, endorse or otherwise be or become directly or contingently responsible or liable, or permit any of its Subsidiaries to assume, guarantee, endorse or otherwise be or become directly or indirectly responsible or liable (including, but not limited to, an agreement to purchase any obligation, stock, assets, goods or services or to supply or advance any funds, asset, goods or services, or an agreement to maintain or cause such Person to maintain a minimum working capital or net worth or otherwise to assure the creditors of any Person against loss) for the obligations of any Person, except: (a) guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; (b) existing guaranties, to be scheduled satisfactory to the Bank; and (c) the guaranty of indebtedness hereunder or any other indebtedness to the Bank.

    Section 6.03. LIENS. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien, upon or with respect to any of its properties, now owned or hereafter acquired, except:

    (a) Liens securing the Loans hereunder or any other Liens granted in favor of the Bank;

    (b) Liens for taxes or assessments or other government charges or levies, statutory Liens or deposits under Social Security if not yet due and payable or if due and payable if they are being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained in conformity with GAAP;

    (c) Liens imposed by law, such as mechanic's, supplier's, materialmen's, landlord's, warehousemen's and carrier's Liens, and other similar Liens, securing obligations incurred in the ordinary course of business which are not past due or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established;

    (d) Liens, pledges or deposits under worker's compensation, unemployment insurance, social security or similar legislation (other than ERISA);

    (e) Liens, deposits or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases (permitted under the terms of this Agreement), public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds, or other similar obligations arising in the ordinary course of business;

    (f) judgment and other similar Liens arising in connection with court proceedings; provided that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

    (g) easements, rights-of-way, restrictions and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use and enjoyment by the Borrower or any such Subsidiary of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto;

    (h) purchase money Liens on any property hereafter acquired or the assumption of any Lien on property existing at the time of such acquisition, or a Lien incurred in connection with any conditional sale or other title retention agreement or a Capital Lease; provided that:

         (i) any property subject to any of the foregoing is acquired by the Borrower or any such Subsidiary in the ordinary course of its business and the Lien on any such property is created contemporaneously with such acquisition;

         (ii) each such Lien shall attach only to the property so acquired and fixed improvements thereon and shall not exceed the lesser of the purchase price or the fair market value of the property acquired;

         (iii) the Debt secured by any such Liens shall not exceed $100,000.00 at any time outstanding in the aggregate;

         (iv) the obligations secured by such Lien are permitted by the provisions of Section 6.01;

         (v) no other covenants are violated; and

    (i) Liens existing on the date hereof and described in Section 4.10 herein, not to be renewed or rescheduled.

    Section 6.04. INVESTMENTS. Make, or permit any of its Subsidiaries to make, any loan or advance to any Person or purchase or otherwise acquire, or permit any such Subsidiary to purchase or otherwise acquire, any capital stock, assets (other than purchases of assets in the ordinary course of business), obligations or other securities of, make any capital contribution to, or otherwise invest in, or acquire any interest in, any Person without prior written consent from the Bank, except: (a) direct obligations of the United States of America or any agency thereof with maturities of one year or less from the date of acquisition; (b) commercial paper of a domestic issuer rated at least "A-1" by Standard & Poor's Corporation or "P-1" by Moody's Investors Service, Inc.; (c) certificates of deposit in U.S. Dollars with maturities of one year or less from the date of acquisition issued by any commercial bank operating within the United States of America having capital and surplus in excess of $1,000,000,000.00; (d) for stock, obligations or securities received in settlement of debts (created in the ordinary course of business) owing to the Borrower or any such Subsidiary; (e) any Acceptable Acquisition permitted by Section 6.10; (f) money market funds with assets of $2,500,000,000.00 or more; (g) tax exempt securities maturing within one (1) year rated A or better by Standard & Poor's Corporation or Moody's Investors Service, Inc.; (h) loans and advances from the Borrower to any Guarantor or (i) purchases of warrants permitted by Section 6.05.

    Section 6.05. DIVIDENDS. Declare or pay any dividends, purchase, redeem, retire or otherwise acquire for value any of its capital stock now or hereafter outstanding, or make any distribution of assets to its stockholders as such whether in cash, assets or in obligations of the Borrower, or allocate or otherwise set apart any sum for the payment of any dividend or distribution on, or for the purchase, redemption or retirement of any shares of its capital stock, or make any other distribution by reduction of capital or otherwise in respect of any shares of its capital stock or permit any of its Subsidiaries to purchase or otherwise acquire for value any stock of the Borrower or another such Subsidiary, except that Borrower may redeem warrants in an amount not to exceed $100,000.00 in any fiscal year provided that no Default or Event of Default exists or would result therefrom and except dividends from Subsidiaries paid directly to the Borrower.

    Section 6.06. SALE OF ASSETS. Sell, lease, assign, transfer or otherwise dispose of or enter into any sale leaseback transaction, or permit any of its Subsidiaries to sell, lease, assign, transfer or otherwise dispose of or enter into any sale leaseback transaction of any of its now owned or hereafter acquired assets except: (a) for inventory disposed of in the ordinary course of business; (b) the sale or other disposition of assets no longer used or useful in the conduct of its business; and (c) that any such Subsidiary may sell, lease, assign, or otherwise transfer its assets to the Borrower.

    Section 6.07. STOCK OF SUBSIDIARIES, ETC. Sell or otherwise dispose of any shares of capital stock of any of its Subsidiaries or permit any such Subsidiary to issue any additional shares of its capital stock, except directors' qualifying shares.

    Section 6.08. TRANSACTIONS WITH AFFILIATES. Enter into any transaction, including, without limitation, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate or permit any of its Subsidiaries to enter into any transaction, including, without limitation, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would obtain in a comparable arm's length transaction with a Person not an Affiliate.

    Section 6.09. MERGERS, ETC. Merge or consolidate with, or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, or acquire all or substantially all of the assets or the business of any Person (or enter into any agreement to do any of the foregoing), or permit any of its Subsidiaries to do so except: (a) that upon thirty (30) days prior written notice to the Bank, any Guarantor may merge with any other Guarantor or with the Borrower provided that the Borrower is the surviving entity, and; (b) for Acceptable Acquisitions as contemplated below in
Section 6.10.

    Section 6.10. ACQUISITIONS. Make any Acquisition without the prior written consent from the Bank other than Acceptable Acquisitions.

    "Acceptable Acquisitions" shall be defined as those acquisitions of the stock or assets (excluding real property) of another person or entity of any kind, which meet the following criteria: (i) the Borrower is the surviving entity, (ii) the proposed acquiree is in the same general line of business as the Borrower and the Guarantor (or the assets to be acquired are utilized in the same general line of business as the Borrower and the Guarantor), (iii) the proposed acquiree is incorporated or organized in the United States, (iv) the acquisition is to be non-hostile in nature, (v) prior to and immediately following such acquisition, there shall not be a Default or Event of Default under the terms of this Agreement, (vi) all third party consents and approvals necessary in connection with the acquisition shall have been obtained, (vii) evidence that such stock or assets are to be purchased free and clear of any liens or encumbrances other than any liens or encumbrances permitted under this Agreement and, in the case of stock, free of any restrictions other than those acceptable to the Bank,
(viii) if the proposed acquiree becomes a Subsidiary of the Borrower (1) the Bank and its counsel shall be satisfied with all issues relating to consideration for such entity to guaranty and pledge all of its assets as Collateral and (2) such Subsidiary shall immediately (a) execute and deliver its Guarantee of the Borrower's obligations under the Revolving Credit Commitment in form and substance satisfactory to the Bank and its counsel and (b) pledge all of its assets as Collateral to secure the Borrower's obligations under the Revolving Credit Commitment and shall execute all such documentation required by the Bank to perfect a first priority security interest in such Collateral, all to be in form and substance satisfactory to the Bank and its counsel; (ix) evidence that the proposed acquiree is in compliance with all environmental, federal, state and local laws, rules and regulations with respect to all real estate which is to be acquired by the Borrower; and (x) the aggregate consideration to be paid by the Borrower (including without limitation, cash, stock, transaction costs, guarantees and other contingent obligations, assumed liabilities, compensation to be paid to former shareholders of the proposed acquiree pursuant to any employment agreements, consulting agreements or non-compete agreements, fees, earn-out provisions, any deferred portions of the purchase price or any other costs paid in connection with the acquisition) (collectively, "Consideration") does not exceed $2,000,000.00 in aggregate during the term of this Agreement. The Bank shall have the right in its sole discretion to reset the financial covenants to reflect the effects of the acquisition immediately upon the consummation of said acquisition and the Borrower and the Guarantors will execute any amendment or documents deemed necessary by the Bank and its counsel.

    In addition to all Acquisitions meeting the above criteria, the Bank shall have received prior to the consummation of said Acceptable Acquisition, for its satisfactory review and approval, the following: (i) copies of all documentation (including but not limited to financial information and otherwise with respect to the

Borrower, the Guarantors, the proposed acquiree and the proposed transaction, in a level of detail satisfactory to the Bank, including evidence of compliance with this Agreement) related to the Acceptable Acquisitions as may be required by the Bank; (ii) (a) evidence that the Acquisitions shall not double the Consolidated Total Liabilities (including non-perpetual preferred stock) and shall not result in a leverage ratio as measured by Consolidated Total Liabilities (including non-perpetual preferred stock) to Consolidated Total Assets (the "Leverage Ratio") higher than 50% (for the purposes hereof, Consolidated Total Liabilities and Consolidated Total Assets shall be of the Borrower and its Subsidiaries); or (b) evidence that the acquisition shall not result in a Leverage Ratio higher than 75% and shall not cause 25% or more of the Consolidated Total Liabilities (including non-perpetual preferred stock) after the acquisition to be derived from past or present buyouts, acquisitions or recapitalizations (for the purposes hereof, Consolidated Total Liabilities and Consolidated Total Assets shall be of the Borrower and its Subsidiaries); and (iii) such other information, documentation, information (financial or otherwise) or certificates as the Bank shall reasonably request, all in form and substance satisfactory to the Bank.

    Section 6.11.  NO ACTIVITIES LEADING TO FORFEITURE.    Neither the Borrower
nor any of its Subsidiaries or Affiliates shall engage in, or propose to be engaged in, the conduct of any business or activity which could result in a Forfeiture Proceeding.

    Section 6.12.  CHANGE IN SENIOR MANAGEMENT:  Make any change in the
Chairman of the Board or President of the Borrower or any of its Subsidiaries or Affiliates without the written consent of the Bank.

    Section 6.13. SALE OF NOTES/ACCOUNTS RECEIVABLE. Sell, transfer, discount or otherwise dispose of notes, accounts receivable or other rights to receive payment, with or without recourse, except for collection in the ordinary course of business.

    Section 6.14.  PREPAYMENT OF OUTSTANDING DEBT.  Prepay any outstanding
Debt, in whole or in part, except for: i) any Debt owed to the Bank; and ii) as permitted in Section 6.01(b).

         ARTICLE 7.  FINANCIAL COVENANTS.

    So long as the Revolving Credit Note shall remain unpaid or the Bank shall have any Commitment under this Agreement:

    Section 7.01. CURRENT RATIO. The Borrower and its Subsidiaries shall maintain a minimum ratio of Consolidated Current Assets of the Borrower and its Subsidiaries to Consolidated Current Liabilities of the Borrower and its Subsidiaries (including, without limitation, all outstanding Revolving Credit Loans) of 1.50 to 1.0 at any time.

    Section 7.02. DEBT SERVICE RATIO. The Borrower and its Subsidiaries shall maintain a minimum Consolidated Debt Service Ratio of 1.25 to 1.0 at any time.

    Section 7.03. LEVERAGE RATIO. The Borrower shall maintain a ratio of Consolidated Total Liabilities (excluding subordinated debt, if any) to Consolidated Tangible Net Worth (plus subordinated debt, if any) of not greater than 1.50 to 1.0 at any time.

          ARTICLE 8.  EVENTS OF DEFAULT.

    Section 8.01. EVENTS OF DEFAULT. Any of the following events shall be an "Event of Default":

    (a) the Borrower shall: (i) fail to pay the principal of or interest on the Note as and when due and payable; or (ii) fail to pay any fee or other amount due hereunder as and when due and payable; or (iii) fail to pay the principal of or interest on any current or future Debt owed to the Bank; or

    (b) any representation or warranty made or deemed made by the Borrower in this Agreement or in any other Facility Document or by Guarantor in any Facility Document to which it is a party or which is contained in any certificate, document, opinion, financial or other statement furnished at any time under or in connection with any Facility Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

    (c) the Borrower shall: (i) fail to perform or observe any term, covenant or agreement contained in Section 2.04, 2.21, 5.07, 5.08, 5.10, 5.11, 5.12 or
Articles 6 or 7; or (ii) fail to perform or observe any term, covenant or agreement on its part to be performed or observed in any Facility Document and such failure shall continue for 15 consecutive days; or

    (d) the Borrower or any Guarantor or any Affiliate or their respective Subsidiaries shall: (i) fail to pay any indebtedness in excess of $10,000.00 in the aggregate (other than the Note), including but not limited to indebtedness for borrowed money, of the Borrower, such Guarantor or such Affiliate or Subsidiary, as the case may be, or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise); or (ii) fail to perform or observe any term, covenant or condition on its part to be performed or observed under any agreement or instrument relating to any such indebtedness, when required to be performed or observed, if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration of, after the giving of notice or passage of time, or both, the maturity of such indebtedness, whether or not such failure to perform or observe shall be waived by the holder of such indebtedness; or any such indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

    (e) the Borrower, Guarantor or any Affiliate or their respective
Subsidiaries: (i) shall generally not, or be unable to, or shall admit in writing its inability to, pay its debts as such debts become due; or (ii) shall make an assignment for the benefit of creditors, petition or apply to any tribunal for the appointment of a custodian, receiver or trustee for it or a substantial part of its assets; or (iii) shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (iv) shall have had any such petition or application filed or any such proceeding shall have been commenced, against it, in which an adjudication or appointment is made or order for relief is entered, or which petition, application or proceeding remains undismissed for a period of 30 days or more; or shall be the subject of any proceeding under which its assets may be subject to seizure, forfeiture or divestiture; or (v) by any act or omission shall indicate its consent to, approval of or acquiescence in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or trustee for all or any substantial part of its property; or (vi) shall suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of 30 days or more; or

    (f) one or more final judgments, decrees or orders for the payment of money in excess of $50,000.00 in the aggregate shall be rendered against the Borrower, or Guarantor or any of their respective Subsidiaries and such judgments, decrees or orders shall continue unsatisfied and in effect for a period of 30 consecutive days without being vacated, discharged, satisfied or stayed or bonded pending appeal; or

    (g) any event or condition shall occur or exist with respect to any Plan or Multiemployer Plan concerning which the Borrower is under an obligation to furnish a report to the Bank in accordance with Section 5.08(i) hereof and as a result of such event or condition, together with all other such events or conditions, the Borrower or any ERISA Affiliate has incurred or in the opinion of the Bank is reasonably likely to incur a liability to a Plan, a Multiemployer Plan, the PBGC, or a Section 4042 Trustee (or any combination of the foregoing) which is material in relation to the financial position of the Borrower and its Subsidiaries, on a consolidated basis; or

    (h) the Unfunded Benefit Liabilities of one or more Plans have increased after the date of this Agreement in an amount which is material (as specified in Section 8.01(g) hereof); or

    (i) the Guaranty shall at any time after its execution and delivery and for any reason cease to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by the Guarantor or the Guarantor shall deny it has any further liability or obligation thereunder or shall fail to perform its obligations thereunder; or

    (j) the Security Agreement shall at any time after its execution and delivery and for any reason cease: (A) to create a valid and perfected first priority security interest in and to the property purported to be subject to such Agreement; or (B) to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by the Grantor or the Grantor shall deny it has any further liability or obligation under the Security Agreement or the Grantor shall fail to perform any of its obligations thereunder; or

    (k) if Borrower, Guarantor and/or their Subsidiaries shall materially alter the nature of their business; or

    (l) if Borrower, Guarantor and/or their Subsidiaries shall change their fiscal year ends; or

    (m) if Borrower, Guarantor and/or their Subsidiaries shall change their tax status from a "C" corporation; or

    (n) if Borrower, Guarantor and/or their Subsidiaries shall change accounting treatments and reporting practices except as otherwise required or permitted by changes in GAAP; or

    (o) if the Borrower or Guarantor shall incur a consolidated net loss (which shall be calculated inclusive of extraordinary losses in any period but exclusive of extraordinary gains in any period) for any fiscal quarter or any fiscal year; or

    (p) if there shall occur a Change In Control of the Borrower or any Guarantor; or

    (q) if there is a default under the Declaration of Restrictions.

    Section 8.02. REMEDIES. If any Event of Default shall occur and be continuing, the Bank may, by notice to the Borrower, (a) declare the Commitment to be terminated, whereupon the same shall forthwith terminate, and (b) declare the outstanding principal of the Note, all interest thereon and all other amounts payable under this Agreement and the Note to be forthwith due and payable, whereupon the Note, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided that, in the case of an Event of Default referred to in
Section 8.01(e) above, the Commitment shall be immediately terminated, and the Note, all interest thereon and all other amounts payable under this Agreement shall be immediately due and payable without notice, presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower.

    Section 8.03. LOCK BOX ARRANGEMENT. If any Event of Default shall occur, the Bank may, in addition to any and all other remedies afforded to the Bank as per the terms of the Facility Documents, in its sole and absolute discretion, require the Borrower to commence a lock-box account arrangement with the Bank, on terms and conditions satisfactory to the Bank in all respects.

            ARTICLE 9.  MISCELLANEOUS.

    Section 9.01. AMENDMENTS AND WAIVERS. Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be amended or modified only by an instrument in writing signed by the Borrower and the Bank, and any provision of this Agreement may be waived only by an instrument signed by the Borrower and the Bank. No failure on the part of the Bank to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof or preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

    Section 9.02. USURY. Anything herein to the contrary notwithstanding, the obligations of the Borrower under this Agreement and the Note shall be subject to the limitation that payments of interest shall not be required to the extent that receipt thereof would be contrary to provisions of law applicable to the Bank limiting rates of interest which may be charged or collected by the Bank.

    Section 9.03. EXPENSES. The Borrower shall reimburse the Bank on demand for all costs, expenses, and charges (including, without limitation, reasonable fees and charges of external legal counsel for the Bank and costs allocated by its internal legal department) incurred by the Bank in connection with the preparation, performance, or enforcement of this Agreement or the Note, provided that the Borrower shall only be liable for up to $7,500.00, plus disbursements, of such legal fees in connection with the preparation of the Facility Documents. The Borrower agrees to indemnify the Bank and its directors, officers, employees and agents from, and hold each of them harmless against, any and all losses, liabilities, claims, damages or expenses incurred by any of them arising out of or by reason of any investigation or litigation or other proceedings (including any threatened investigation or litigation or other proceedings) relating to any actual or proposed use by the Borrower or any

Subsidiary of the proceeds of the Loans, including without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation or litigation or other proceedings, but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified.

    Section 9.04. SURVIVAL. The obligations of the Borrower under Sections 2.13, 2.15 and 9.03 shall survive the repayment of the Loans and the termination of the Commitment.

    Section 9.05. ASSIGNMENT; PARTICIPATIONS. (a) This Agreement shall be binding upon, and shall inure to the benefit of, the Borrower, the Bank and their respective successors and assigns, except that the Borrower may not assign or transfer its rights or obligations hereunder. The Bank may assign, or sell participations in, all or any part of the Revolving Credit Commitment or any Loan to another bank or other entity which is not a competitor of the Borrower or its Subsidiaries, in which event (i) in the case of an assignment, upon notice thereof by the Bank to the Borrower, the assignee shall have, to the extent of such assignment (unless otherwise provided therein), the same rights, benefits and obligations as it would have if it were the Bank hereunder; and
(ii) in the case of a participation, the participant shall have no rights under the Facility Documents. The agreement executed by the Bank in favor of the participant shall not give the participant the right to require the Bank to take or omit to take any action hereunder except action directly relating to (i) the extension of a payment date with respect to any portion of the principal of or interest on any amount outstanding hereunder allocated to such participant, (ii) the reduction of the principal amount outstanding hereunder or (iii) the reduction of the rate of interest payable on such amount or any amount of fees payable hereunder to a rate or amount, as the case may be, below that which the participant is entitled to receive under its agreement with the Bank. The Bank may furnish any information concerning the Borrower in the possession of the Bank from time to time to assignees and participants (including prospective assignees and participants);

    (b) In addition to the assignments and participations permitted under paragraph (a) above, the Bank may assign and pledge all or any portion of its Loans and Note to (i) any affiliate of the Bank or (ii) any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank. No such assignment shall release the Bank from its obligations hereunder.

    Section 9.06. NOTICES. Unless the party to be notified otherwise notifies the other party in writing as provided in this Section, and except as otherwise provided in this Agreement, notices shall be given to the Bank and to the Borrower by ordinary mail or telex addressed to such party at its address on the signature page of this Agreement. Notices shall be effective: (a) if given by mail, 72 hours after deposit in the mails with first class postage prepaid, addressed as aforesaid; and (b) if given by telex, when the telex is transmitted to the telex number as aforesaid; provided that notices to the Bank shall be effective upon receipt.

    Section 9.07. SETOFF. The Borrower agrees that, in addition to (and without limitation of) any right of setoff, banker's lien or counterclaim the Bank may otherwise have, the Bank shall be entitled, at its option, to offset balances (general or special, time or demand, provisional or final) held by it or any of its Affiliates for the account of the Borrower at any of the Bank's or any of its Affiliates offices, in Dollars or in any other currency, against any amount payable by the Borrower under this Agreement or the Note which is not paid when due (regardless of whether such balances are then due to the Borrower), in which case it shall promptly notify the Borrower thereof; provided that the Bank's failure to give such notice shall not affect the validity thereof.

    SECTION 9.08. JURISDICTION; IMMUNITIES. (A) THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY NEW YORK STATE OR UNITED STATES FEDERAL COURT SITTING IN NASSAU OR SUFFOLK COUNTIES OVER ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE NOTE, AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR FEDERAL COURT. THE BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO THE BORROWER AT ITS ADDRESS SPECIFIED IN SECTION 9.06. THE BORROWER AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER

PROVIDED BY LAW. THE BORROWER FURTHER WAIVES ANY OBJECTION TO VENUE IN SUCH STATE AND ANY OBJECTION TO AN ACTION OR PROCEEDING IN SUCH STATE ON THE BASIS OF FORUM NON CONVENIENS. THE BORROWER FURTHER AGREES THAT ANY ACTION OR PROCEEDING BROUGHT AGAINST THE BANK SHALL BE BROUGHT ONLY IN NEW YORK STATE OR UNITED STATES FEDERAL COURT SITTING IN NASSAU OR SUFFOLK COUNTIES. EACH OF THE PARTIES HERETO WAIVE ANY RIGHT IT MAY HAVE TO JURY TRIAL.

    (b) Nothing in this Section 9.08 shall affect the right of the Bank to serve legal process in any other manner permitted by law or affect the right of the Bank to bring any action or proceeding against the Borrower or its property in the courts of any other jurisdictions.

    (c) To the extent that the Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Borrower hereby irrevocably waives such immunity in respect of its obligations under this Agreement and the Note.

    Section 9.09. TABLE OF CONTENTS; HEADINGS. Any table of contents and the headings and captions hereunder are for convenience only and shall not affect the interpretation or construction of this Agreement.

    Section 9.10. SEVERABILITY. The provisions of this Agreement are intended to be severable. If for any reason any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

    Section 9.11. COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing any such counterpart.

    Section 9.12. INTEGRATION. The Facility Documents set forth the entire agreement between the parties hereto relating to the transactions contemplated thereby and supersede any prior oral or written statements or agreements with respect to such transactions.

    SECTION 9.13. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

ALLIED DEVICES CORPORATION


By:_____________________________________
   Mark Hopkinson, Chairman of the Board

Address for Notices:
2365 Milburn Avenue
Baldwin, New York  11510

THE CHASE MANHATTAN BANK



By:_____________________________________
   Stephen M. Zajac,
   Assistant Vice President

Lending Office and Address for Notices:
The Chase Manhattan Bank
395 North Service Road
Melville, New York  11747

STATE OF NEW YORK)
                   SS.:
COUNTY OF SUFFOLK)

    On this 4th day of September, 1996, before me personally came Mark Hopkinson, to me known, who being by me duly sworn, did depose and say that he resides at 340 East 57th Street, Apt 3b, New York, New York 10022; that he is the Chairman of the Board of ALLIED DEVICES CORPORATION, the corporation described in and which executed the foregoing instrument; that by Order of the Board of Directors of said corporation, he signed his name thereto.

__________________________
Notary Public

STATE OF NEW YORK)
                 )  SS.
COUNTY OF SUFFOLK)

    On this 4th day of September, 1996, before me personally came
Stephen M. Zajac, to me known , who being by me duly sworn did depose and say that he resides at 395 North Service Road, Melville, New York; that he is the Assistant Vice President of THE CHASE MANHATTAN BANK, the corporation described in and which executed the foregoing instrument; that he signed his name thereto by order of the Board of Directors of said corporation.

_____________________________
Notary Public

                     EXHIBIT A

                  PROMISSORY NOTE


$4,000,000.00                Melville, New York
                             September 4, 1996


    For value received, ALLIED DEVICES CORPORATION, a corporation organized under the laws of the State of Nevada (the "Borrower"), having an office at 2365 Milburn Avenue, Baldwin, New York 11510 hereby promises to pay to the order of THE CHASE MANHATTAN BANK (the "Bank") at the office of the Bank, at 395 North Service Road, Melville, New York 11747, for the account of the Lending Office of the Bank, the principal sum of Four Million and 00/100 Dollars---$4,000,000.00 or, if less, the amount loaned by the Bank to the Borrower pursuant to the Revolving Credit Agreement referred to below, in lawful money of the United States of America and in immediately available funds, on the date(s) and in the manner provided in said Revolving Credit Agreement. The Borrower also promises to pay interest on the unpaid principal balance hereof, for the period such balance is outstanding, at said principal office for the account of said Lending Office, in like money, at the rates of interest as provided in the Revolving Credit Agreement referred to below, on the date(s) and in the manner provided in said Revolving Credit Agreement. This Note shall mature on the Revolving Credit Termination Date.

    The date and amount of each type of Loan made by the Bank to the Borrower under the Revolving Credit Agreement referred to below, and each payment of principal thereof, shall be recorded by the Bank on its books and, prior to any transfer of this Note (or, at the discretion of the Bank, at any other time), endorsed by the Bank on the schedule attached hereto or any continuation thereof, provided however that failure of the Bank to set forth such Revolving Credit Loans, payments or other information on the attached schedule shall not in any manner affect the liability of the Borrower to repay the Revolving Credit Loans made by the Bank in accordance with this Note.

    This is the Note referred to in that certain Revolving Credit Agreement (as amended from time to time the "Revolving Credit

Agreement") dated as of September 4, 1996 between the Borrower and the Bank and evidences the Loans made by the Bank thereunder. All terms not defined herein shall have the meanings given to them in the Revolving Credit Agreement.

    The Revolving Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain Events of Default and for prepayments on the terms and conditions specified therein.

    The Borrower waives presentment, notice of dishonor, protest and any other notice or formality with respect to this Note.

    This Note shall be governed by, and interpreted and construed in accordance with, the laws of the State of New York.

ALLIED DEVICES CORPORATION


By:_____________________________________
   Mark Hopkinson, Chairman of the Board

STATE OF NEW YORK)
                   SS.:
COUNTY OF SUFFOLK)

    On this 4th day of September, 1996, before me personally came Mark Hopkinson, to me known, who being by me duly sworn, did depose and say that he resides at 340 East 57th Street, Apt 3b, New York, New York 10022; that he is the Chairman of the Board of ALLIED DEVICES CORPORATION, the corporation described in and which executed the foregoing instrument; that by Order of the Board of Directors of said corporation, he signed his name thereto.


__________________________
Notary Public


                      Type        Type
          Amount      of          of            Maturity    Amount      of Balance
Date      of Loan     Loan        Interest      Date        Payment     Outstanding     Notation by
----      -------     ----        --------      ----        -------     -----------     -----------




                     EXHIBIT B


                GUARANTY OF PAYMENT


                                                              Melville, New York
                                                               September 4, 1996

     WHEREAS, Allied Devices Corporation, a Nevada Corporation having an office at 2365 Milburn Avenue, Baldwin, New York 11510 (the "BORROWER"), has applied to THE CHASE MANHATTAN BANK, a New York banking corporation having an office at 395 North Service Road, Melville, New York 11747 (together with any of its subsidiaries and/or affiliates and wherever located the "BANK") for loans in the maximum principal sum of $4,000,000.00 (the "LOAN"), which Loan will be evidenced by the Note, and advanced pursuant to the Revolving Credit Agreement, all as described and defined in Exhibit A attached hereto;

     WHEREAS, Bank is willing to make the Loan to the Borrower only if the undersigned executes and delivers this Guaranty and guarantees payment to Bank of the Debt (as herein defined) in the manner hereinafter provided;

     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, and in order to induce Bank to make the Loan to the Borrower, the undersigned hereby acknowledges, agrees and confirms that all of the above recitals are true, correct and complete and hereby covenants and agrees with Bank as follows:

     1. The undersigned guarantees jointly and severally, absolutely, irrevocably and unconditionally, to Bank the performance and observance of every agreement and condition contained in the Loan Documents (hereinafter defined) and the full and punctual payment when due of all the Debt notwithstanding that advances of the Loan have been, or may be, made in the face of a default under the Loan Documents or otherwise not in compliance with the lending criteria set forth in the Loan Agreement. The term ``DEBT'' as used in this Guaranty shall mean all liabilities of the Borrower to Bank of whatever nature, whether now existing or hereafter incurred, whether created directly or acquired by Bank, by assignment or otherwise, whether matured or unmatured and whether absolute or contingent, all principal, interest, additional interest (including specifically all interest accruing from and after the commencement of any case, proceeding or action under any existing or future laws relating to bankruptcy, insolvency or similar matters with respect to the Borrower) and other sums of any nature whatsoever which may or shall become due and payable pursuant to the provisions, including but not limited to, of the Note, the Revolving Credit Agreement or any other document or instrument now or hereafter executed and/or delivered in connection therewith or otherwise with respect to the Loan (said Note, Revolving Credit Agreement and other documents and instruments, collectively, the ``LOAN DOCUMENTS'') (all of the above unaffected by modification thereof in any bankruptcy or insolvency proceeding), and even though Bank may not have an allowed claim for the same against the Borrower as a result of any bankruptcy or insolvency proceeding.

     2. The undersigned agrees that the undersigned shall indemnify and hold Bank harmless and defend Bank at the undersigned's sole cost and expense against any loss or liability, cost or expense (including, but not limited to, reasonable attorneys' fees and disbursements of Bank's counsel, whether in-house staff, retained firms or otherwise), and all claims, actions, procedures and suits arising out of or in connection with:

          (a) any ongoing matters arising out of the transaction contemplated hereby, this Guaranty, the Debt, the Note, the Revolving Credit Agreement or any other Loan Document;

          (b) any amendment to, or restructuring of, this Guaranty, the Debt, the Note, the Revolving Credit Agreement or any of the other Loan Documents; and

          (c) any and all lawful action that may be taken by Bank in connection with the enforcement of the provisions of this Guaranty, the Note, the Revolving Credit Agreement or any of the other Loan Documents, whether or not suit is filed in connection with the same, or in connection with the undersigned, the Borrower and/or any Subsidiary or Affiliate (as defined in the Revolving Credit Agreement) of any thereof becoming a party to a voluntary or involuntary federal or state bankruptcy, insolvency or similar proceeding.

All sums expended by Bank shall be payable on demand and, until reimbursed by the Borrower or by the undersigned pursuant hereto, shall bear interest at the Default Rate, as set forth in the Revolving Credit Agreement.

     3. The undersigned hereby represents and warrants that all representations and warranties contained in the Loan Documents are true and correct, that there has occurred no event of default under the Loan Documents, that all financial statements of the undersigned heretofore delivered to Bank by or on behalf of the undersigned are true and correct in all material respects and fairly present the financial condition of the undersigned as of the respective dates thereof, and no material adverse change has occurred in the financial conditions reflected therein since the respective dates thereof. In addition, the undersigned covenants that so long as any portion of the Debt remains outstanding and unpaid, the undersigned will, unless otherwise consented to in writing by Bank:

          (a) furnish to Bank, as soon as available, but in any event within one hundred twenty (120) days next following the end of each fiscal year of the undersigned, executed tax returns, including all supporting schedules, for such fiscal year and containing a fully itemized statement of profit and loss and of surplus and a balance sheet, which financial statements shall be in form and substance reasonably satisfactory to Bank, such statement accompanied by a certificate signed by the undersigned certifying on the date thereof that:
(i) such financial statement is true, correct and complete and (ii) either that no default nor event which upon notice or lapse of time or both would constitute a default has occurred hereunder or, if such default exists, the nature thereof and the period of time it has existed (a ``CERTIFICATION''); and

          (b) furnish to Bank, within ten (10) days after request, such further detailed financial and other information (including, but not limited to, financial statements) as may be reasonably requested by Bank with respect to the undersigned, or any affiliate of, or entity controlled by the undersigned, as of a date not earlier than that specified by Bank in such request, together with a Certification with respect thereto.

     4. In addition to any right available to Bank under applicable law or any other agreement, the undersigned hereby gives to Bank a continuing lien on, security interest in and right of set-off against all moneys, securities and other property of the undersigned and the proceeds thereof, now on deposit or now or hereafter delivered, remaining with or in transit in any manner to Bank, its correspondents, participants or its agents from or for the undersigned, whether for safekeeping, custody, pledge, transmission, collection or otherwise or coming into possession of Bank in any way, and also, any balance of any deposit account and credits of the undersigned with, and any and all claims of the undersigned against, Bank at any time existing, as collateral security for the payment of the Debt and all of the other obligations of the undersigned under this Guaranty, including fees, contracted with or acquired by Bank, whether joint, several, absolute, contingent, secured, matured or unmatured (for the purposes of this paragraph 4 and paragraphs 6, 8 and 16 below, collectively, the "LIABILITIES") , hereby authorizing Bank at any time or times, without prior notice, to apply such balances, credits or claims, or any part thereof, to such Liabilities in such amounts as it may select, whether contingent, unmatured or otherwise and whether any collateral security therefore is deemed adequate or not. The collateral security described herein shall be in addition to any collateral security described in any separate agreement executed by the undersigned. Bank, in addition to any right available to it under applicable law or any other agreement, shall have the right, at its option, to immediately set off against any Liabilities all monies owed by Bank in any capacity to the undersigned, whether or not due, and Bank shall, at its option, be deemed to have exercised such right to set off and to have made a charge against any such money immediately upon the occurrence of any events of default set forth below, even though such charge is made or entered on the books of Bank subsequent to those events.

     5. All moneys available to Bank for application in payment or reduction of the Debt may be applied by Bank in such manner and in such amounts and at such time or times and in such order, priority and proportions as Bank may see fit to the payment or reduction of such portion of the Debt as Bank may elect.

     6. The undersigned hereby expressly agrees that this Guaranty is independent of, and in addition to, all collateral granted, pledged or assigned under the Loan Documents, and the undersigned hereby consents that from time to time, before or after any default by the Borrower, with or without further notice to or assent from the undersigned:

          (a) any security at any time held by or available to Bank for any obligation of the Borrower, or any security at any time held by or available to Bank for any obligation of any other person or party primarily, secondarily or otherwise liable for all or any portion of the Debt, any other Liabilities and/or any other obligations of the Borrower or any other person or party, other than Bank, under any of the Loan Documents (``OTHER OBLIGATIONS''), including any guarantor of the Debt and/or any of such Other Obligations, may be accelerated, settled, exchanged, surrendered or released and Bank may fail to set off and may release, in whole or in part, any balance of any deposit account or credit on its books in favor of the Borrower, or of any such other person or party;

          (b) any obligation of the Borrower, or of any such other person or party, may be changed, altered, renewed, extended, continued, accelerated, surrendered, compromised, settled, waived or released in whole or in part, or any default with respect thereto waived; and

          (c) Bank may extend further credit in any manner whatsoever to the Borrower, and generally deal with the Borrower or any of the abovementioned security, deposit account, credit on its books or other person or party as Bank may see fit;

and the undersigned shall remain bound in all respects under this Guaranty, without any loss of any rights by Bank and without affecting the liability of the undersigned, notwithstanding any such exchange, surrender, release, change, alteration, renewal, extension, continuance, compromise, waiver, inaction, extension of further credit or other dealing. In addition, all moneys available to Bank for application in payment or reduction of the Debt and/or any Other Obligations may be applied by Bank in such manner and in such amounts and at such time or times and in such order, priority and proportions as Bank may see fit.

     7.   The undersigned hereby waives:

          (a) notice of acceptance of this Guaranty and of the making of the Loan or any advance thereof by Bank to the Borrower;

          (b) presentment and demand for payment of the Debt or any portion thereof;

          (c) protest and notice of dishonor or default to the undersigned or to any other person or party with respect to the Debt or any portion thereof;

          (d) all other notices to which the undersigned might otherwise be entitled; and

          (e)  any demand under this Guaranty.

     8.   If any of the following events should occur:

          (a) default under any of the Loan Documents and its continuance beyond any applicable notice and/or grace periods therein contained;

          (b)  the undersigned violates any provision of this Guaranty;

          (c) default under the Declaration of Restrictions made by the undersigned to the Bank dated the date hereof("DECLARATION OF RESTRICTION");

          (d) the undersigned commences any case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeks to have an order for relief entered with respect to it, or seeks to be adjudicated a bankrupt or insolvent, or seeks reorganization, arrangement, adjustment, liquidation, dissolution, composition or other relief with respect to it or its debts, or seeks the appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property;

          (e) the undersigned makes a general assignment for the benefit of creditors;

          (f) there is commenced against the undersigned, any case, proceeding or other action of a nature referred to in subparagraph (d) above or seeking the issuance of a warrant of attachment, execution, distraint or similar process against all or


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any substantial part of its property, which case, proceeding or other action results in the entry of an order for relief or remains undismissed, undischarged or unbonded for a period of 60 days;

          (g) the undersigned takes any action indicating its consent to, approval of, or acquiescence in, or in furtherance of, any of the acts set forth in subparagraphs (d) and (f) above;

          (h) the undersigned admits in writing its inability to pay its debts as they mature; or

          (i) the undersigned terminates or dissolves or suspends its usual business activities or conveys, sells, leases, transfers or otherwise disposes of all or a substantial part of its property, business or assets other than in the ordinary course of business;

then, and in such event, Bank may declare the Liabilities to be, and the same shall become, immediately due and payable.

     9. This is a guaranty of payment and performance and not of collection and the undersigned further waives any right to require that any action be brought against the Borrower or any other person or party or to require that resort be had to any security or to any balance of any deposit account or credit on the books of Bank in favor of the Borrower or any other person or party. Any payment on account of or reacknowledgment of the Debt by the Borrower, or any other party liable therefor, shall be deemed to be made on behalf of the undersigned and shall serve to start anew the statutory period of limitations applicable to the Debt.

     10. Each reference herein to Bank shall be deemed to include its successors and assigns, in whose favor the provisions of this Guaranty shall also inure. Each reference herein to the undersigned shall be deemed to include the successors and assigns of the undersigned, all of whom shall be bound by the provisions of this Guaranty, provided, however, that the undersigned shall in no event nor under any circumstance have the right, without obtaining the prior written consent of Bank, to assign or transfer the undersigned's obligations and liabilities under this Guaranty, in whole or in part, to any other person, party or entity.

     11. The term ``UNDERSIGNED'' as used herein shall, if this Guaranty is signed by more than one party, unless otherwise stated

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herein, mean the ``undersigned and each of them'' and each undertaking herein contained shall be their joint and several undertaking. Bank may proceed against none, one or more of the undersigned at one time or from time to time as it sees fit in its sole and absolute discretion. If any party hereto shall be a partnership, the agreements and obligations on the part of the undersigned herein contained shall remain in force and application notwithstanding any changes in the individuals composing the partnership and the term ``undersigned'' shall include any altered or successive partnerships, but the predecessor partnerships and their partners shall not thereby be released from any obligations or liability hereunder. If any party hereto shall be a corporation, the agreements and obligations on the part of the undersigned herein contained shall remain in force and application notwithstanding the merger, consolidation, reorganization or absorption thereof, and the term ``undersigned'' shall include such new entity, but the old entity shall not thereby be released from any obligations or liabilities hereunder.

     12. No delay on the part of Bank in exercising any right or remedy under this Guaranty or failure to exercise the same shall operate as a waiver in whole or in part of any such right or remedy. No notice to or demand on the undersigned shall be deemed to be a waiver of the obligations of the undersigned or of the right of Bank to take further action without notice or demand as provided in this Guaranty. No course of dealing between the undersigned and Bank shall change, modify or discharge, in whole or in part, this Guaranty or any obligations of the undersigned hereunder.

     13. This Guaranty may only be modified, amended, changed or terminated by an agreement in writing signed by Bank and the undersigned. No waiver of any term, covenant or provision of this Guaranty shall be effective unless given in writing by Bank and if so given by Bank shall only be effective in the specific instance in which given. The execution and delivery hereafter to Bank by the undersigned of a new instrument of guaranty or any reaffirmation of guaranty, of whatever nature, shall not terminate, supersede or cancel this instrument, unless expressly so provided therein, and all rights and remedies of Bank hereunder or under any instrument of guaranty hereafter executed and delivered to Bank by the undersigned shall be cumulative and may be exercised singly or concurrently.

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     14.  The undersigned acknowledges that this Guaranty and the undersigned's obligations under this Guaranty are and shall at all times continue to be absolute, irrevocable and unconditional in all respects, and shall at all times be valid and enforceable irrespective of any other agreements or circumstances of any nature whatsoever which might otherwise constitute a defense to this Guaranty and the obligations of the undersigned under this Guaranty or the obligations of any other person or party (including, without limitation, the Borrower) relating to this Guaranty or the obligations of the undersigned hereunder or otherwise with respect to the Debt, including, but not limited to, the realization upon any collateral given, pledged or assigned as security for all or any portion of the Debt, or the filing of a petition under Title 11 of the United States Code with regard to the Borrower or the undersigned, or the commencement of an action or proceeding for the benefit of the creditors of the Borrower or the undersigned, or the obtaining by Bank of title to any collateral given, pledged or assigned as security for the Debt by reason of the foreclosure or enforcement of any pledge or security agreement, the acceptance of a deed or assignment in lieu of foreclosure or sale, or otherwise. This Guaranty sets forth the entire agreement and understanding of Bank and the undersigned with respect to the matters covered by this Guaranty and the undersigned acknowledges that no oral or other agreements, understandings, representations or warranties exist with respect to this Guaranty or with respect to the obligations of the undersigned under this Guaranty, except those specifically set forth in this Guaranty.

     15. This Guaranty has been validly authorized, executed and delivered by the undersigned. The undersigned represents and warrants to Bank that it has the corporate power to do so and to perform its obligations under this Guaranty and this Guaranty constitutes the legally binding obligation of the undersigned fully enforceable against the undersigned in accordance with the terms hereof. The undersigned further represents and warrants to Bank that:

          (a) neither the execution and delivery of this Guaranty nor the consummation of the transactions contemplated hereby nor compliance with the terms and provisions hereof will violate any applicable provision of law or any applicable regulation or other manifestation of governmental action; and

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          (b)  all necessary approvals, consents, licenses, registrations and validations of any governmental regulatory body, including, without limitation, approvals required to permit the undersigned to execute and carry out the provisions of this Guaranty, for the validity of the obligations of the undersigned hereunder and for the making of any payment or remittance of any funds required to be made by the undersigned under this Guaranty, have been obtained and are in full force and effect.

     16. Notwithstanding any payments made by the undersigned pursuant to the provisions of this Guaranty, the undersigned irrevocably waives all rights to enforce or collect upon any rights which it now has or may acquire against the Borrower either by way of subrogation, indemnity, reimbursement or contribution for any amount paid under this Guaranty or by way of any other obligations whatsoever of the Borrower to the undersigned, nor shall the undersigned file, assert or receive payment on any claim, whether now existing or hereafter arising, against the Borrower in the event of the commencement of a case by or against the Borrower under Title 11 of the United States Code. In the event either a petition is filed under said Title 11 of the United States Code with regard to the Borrower or the commencement of an action or proceeding for the benefit of the creditors of the Borrower, this Guaranty shall at all times thereafter remain effective in regard to any payments or other transfers of assets to Bank received from or on behalf of the Borrower prior to notice of termination of this Guaranty and which are or may be held voidable on the grounds of preference or fraud, whether or not the Debt has been paid in full. The provisions of this paragraph 16 shall survive the term of this Guaranty and the payment in full of the Debt and all other Liabilities and the termination of any commitment to make any further advances of Loan proceeds pursuant to the Revolving Credit Agreement.

     17. Any notice, request or demand given or made under this Guaranty shall be in writing and shall be hand delivered or sent by postage prepaid registered or certified mail, return receipt requested, and shall be deemed given three (3) business days after being postmarked and addressed as follows if sent by registered or certified mail, return receipt requested:

     If to Bank:

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     The Chase Manhattan Bank
     395 North Service Road
     Melville, New York 11747
     Attn: Stephen M. Zajac,
           Assistant Vice President


     If to the undersigned:

     Empire - Tyler Corporation
     603 Tyler
     Joplin, Missouri  64801
     Attention:  Mark Hopkinson, President

     Each party to this Guaranty may designate a change of address by notice given, as herein provided, to the other party fifteen (15) days prior to the date such change of address is to become effective.

     18. This Guaranty is, and shall be deemed to be, a contract entered into under and pursuant to the laws of the State of New York and shall be in all respects governed, construed, applied and enforced in accordance with the laws of the State of New York without regard to principles of conflicts of laws. The undersigned acknowledges and agrees that this Guaranty is, and is intended to be, an instrument for the payment of money only, as such phrase is used in
Section 3213 of the Civil Practice Law and Rules of the State of New York, and the undersigned has been fully advised by its counsel of Bank's rights and remedies pursuant to said Section 3213.

     19. The undersigned agrees to submit to personal jurisdiction in the State of New York in any action or proceeding arising out of this Guaranty. In furtherance of such agreement, the undersigned hereby agrees and consents that without limiting other methods of obtaining jurisdiction, personal jurisdiction over the undersigned in any such action or proceeding may be obtained within or without the jurisdiction of any court located in New York and that any process or notice of motion or other application to any such court in connection with any such action or proceeding may be served upon the undersigned by registered or certified mail to, or by personal service at, the last known address of the undersigned, whether such address be within or without the jurisdiction of any such court. The undersigned hereby further agrees that the venue of any

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litigation arising in connection with the Debt or in respect of any of the obligations of the undersigned under this Guaranty, shall, to the extent permitted by law, be in Nassau or Suffolk Counties.

     20. The undersigned absolutely, unconditionally and irrevocably waives any and all right to assert or interpose any defense (other than the final and indefeasible payment in full of the Debt), setoff, counterclaim or crossclaim of any nature whatsoever with respect to this Guaranty or the obligations of the undersigned under this Guaranty, or the obligations of any other person or party (including without limitation, the Borrower) relating to this Guaranty, or the obligations of the undersigned hereunder or otherwise with respect to the Loan in any action or proceeding brought by Bank to collect the Debt, or any portion thereof, or to enforce the obligations of the undersigned under this Guaranty (provided, however, that the foregoing shall not be deemed a waiver of the right of the undersigned to assert any compulsory counterclaim maintained in a court of the United States, or of the State of New York if such counterclaim is compelled under local law or rule of procedure, nor shall the foregoing be deemed a waiver of the right of the undersigned to assert any claim which would constitute a defense, setoff, counterclaim or crossclaim of any nature whatsoever against Bank in any separate action or proceeding). The undersigned hereby undertakes and agrees that this Guaranty shall remain in full force and effect for all of the obligations and liabilities of the undersigned hereunder, notwithstanding the maturity of the Loan, whether by acceleration, scheduled maturity or otherwise.

     21. No exculpatory provisions which may be contained in the Note, the Revolving Credit Agreement or in any other Loan Document shall in any event or under any circumstances be deemed or construed to modify, qualify, or affect in any manner whatsoever the obligations and liabilities of the undersigned under this Guaranty.

     22. The obligations and liabilities of the undersigned under this Guaranty are in addition to the obligations and liabilities of the undersigned under the Other Guaranties (as hereinafter defined). The discharge of any or all of the undersigned's obligations and liabilities under any one or more of the Other Guaranties by the undersigned or by reason of operation of law or

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otherwise shall in no event or under any circumstance constitute or be deemed to constitute a discharge, in whole or in part, of the undersigned's obligations and liabilities under this Guaranty. Conversely, the discharge of any or all of the undersigned's obligations and liabilities under this Guaranty by the undersigned or by reason of operation of law or otherwise shall in no event or under any circumstance constitute or be deemed to constitute a discharge, in whole or in part, of the undersigned's obligations and liabilities under any of the Other Guaranties. The term ``OTHER GUARANTIES'' as used herein shall mean any other guaranty of payment, guaranty of performance, indemnification agreement or other guaranty or instrument creating any obligation or undertaking of any nature whatsoever (other than this Guaranty) now or hereafter executed and delivered by the undersigned to Bank in connection with the Loan.

     23. This Guaranty may be executed in one or more counterparts by some or all of the parties hereto, each of which counterparts shall be an original and all of which together shall constitute a single agreement of guaranty. The failure of any party listed below to execute this Guaranty, or any counterpart hereof, or the ineffectiveness for any reason of any such execution, shall not relieve the other signatories from their obligations hereunder .

     24. The undersigned hereby irrevocably and unconditionally waives, and Bank by its acceptance of this Guaranty irrevocably and unconditionally waives, any and all right to trial by jury in any action, suit or counterclaim arising in connection with, out of or otherwise relating to this Guaranty.

     IN WITNESS WHEREOF, the undersigned has/have duly executed this Guaranty the day and year first above set forth.


Empire-Tyler Corporation, a
Missouri Corporation


By:___________________________
   Name:  Mark Hopkinson
   Title: President

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STATE OF NEW YORK)
                 ) SS.:
COUNTY OF SUFFOLK)

     On the 4th day of September, 1996, before me personally came Mark Hopkinson, to me known, who, being by me duly sworn, did depose and say that he resides at 340 East 57th Street, Apt 3b, New York, New York 10022; that he is President of Empire - Tyler Corporation, the corporation described in and which executed the above instrument; and that he signed his name thereto by authority of the Board of Directors of said corporation.


               _____________________________
                    Notary Public



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                     EXHIBIT A



     NOTE: The term "NOTE" as used in this Guaranty shall mean a certain Promissory Note dated September 4, 1996, in the maximum principal sum of $4,000,000.00 to be given by the Borrower to Bank.

     REVOLVING CREDIT AGREEMENT :    The term "REVOLVING CREDIT AGREEMENT" as
used in this Guaranty shall mean a certain Revolving Credit Agreement dated as of September 4, 1996, entered into between Bank and the Borrower.

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                     EXHIBIT C


                SECURITY AGREEMENT

     THIS SECURITY AGREEMENT (this "Security Agreement") is made this 4th day of September, 1996, by and between:

     ALLIED DEVICES CORPORATION, a Nevada corporation authorized to do business under the laws of the State of New York, having an office at 2365 Milburn Avenue, Baldwin, New York 11510 (hereinafter referred to as the "Debtor"), and

     THE CHASE MANHATTAN BANK, a banking corporation organized under the laws of the State of New York, having an office at 395 North Service Road, Melville, New York 11747 (together with any of its subsidiaries and/or affiliates and wherever located hereinafter referred to as the "Secured Party").

                W I T N E S S E T H

     WHEREAS, the Secured Party and the Debtor have entered into a Revolving Credit Agreement dated as of September 4, 1996 (as it may hereafter be amended or otherwise modified from time to time, being the "Agreement") pursuant to which the Secured Party may lend to the Debtor the aggregate principal amount set forth therein, upon and subject to the terms and conditions thereof;

     WHEREAS, it is a condition precedent to the obligation of the Secured Party to extend credit to the Debtor provided for in the Agreement that the Debtor shall execute and deliver this Security Agreement; and

     WHEREAS, all capitalized terms used herein without definition shall have the respective meanings ascribed thereto in the Agreement.

     NOW, THEREFORE, in consideration of the Collateral, hereinafter defined, and in order to induce the Secured Party to continue to extend credit to the Debtor, the Debtor agrees with the Secured Party as follows:

     1.   SECURITY INTEREST.

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     (a) GRANT OF SECURITY. As security for the Obligations (as defined in
Section l(b) hereof), the Debtor hereby assigns and pledges to the Secured Party, and hereby grants to the Secured Party a first priority security interest in, all of the Debtor's right, title and interest, whether now existing or hereafter arising or acquired, in and to the following (collectively, the "Collateral"):

     All personal property, inventory, fixtures and equipment of Debtor wherever located and whether now owned or in existence or hereafter acquired or created of every kind and description, tangible or intangible, including goods, documents, instruments, general intangibles, chattel paper, accounts and contract rights, such terms having the meanings ascribed by the UCC.

     The term "accounts" shall mean, without limiting the generality of the foregoing, any and all now existing or hereafter arising rights to payment held by the Debtor, whether in the form of accounts receivable, notes, drafts, acceptance or other forms of obligations and receivables now or hereafter received by or belonging to the Debtor for (A) inventory sold or leased by it,
(B) services rendered by it, or (C) advances or loans made by it to customers, together with all guarantees and security therefore and all proceeds thereof, whether cash proceeds or otherwise, including, without limitation, all right, title and interest of the Debtor in the inventory which gave rise to any such accounts, including, without limitation, the right to stoppage in transit and all returned, rejected, rerouted or repossessed inventory.

     (b) SECURITY FOR OBLIGATIONS. This Security Agreement secures the payment of all obligations of Debtor to the Secured Party, now or hereafter existing under the Agreement, under any promissory notes or other documents evidencing indebtedness under or related to or contemplated by the Agreement or under or in connection with a guaranty dated the date hereof and executed by the Debtor in favor of the Secured Party or any other document or instrument executed in connection therewith, whether for principal, interest, fees, expenses or otherwise, together with all costs of collection or enforcement, including, without limitation, reasonable attorneys' fees incurred in any collection efforts or in any judicial proceeding (including, without limitation, bankruptcy or reorganization) (all such obligations being the "Obligations").

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     (c) DEBTOR REMAINS LIABLE. Anything herein to the contrary notwithstanding,
(i) the Debtor shall remain liable to perform all of its duties and obligations under the transactions giving rise to the Collateral to the same extent as if this Security Agreement had not been executed, (ii) the exercise by the Secured Party of any of the rights hereunder shall not release the Debtor from any of its duties or obligations under the transactions giving rise to the Collateral, which shall remain unchanged as if this Security Agreement had not been executed, and (iii) the Secured Party shall have no obligation or liability under the transactions giving rise to the Collateral by reason of this Security Agreement, nor shall Secured Party be obligated to perform any of the obligations or duties of the Debtor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

     (d) CONTINUING AGREEMENT. This Security Agreement shall create a continuing security interest in the Collateral and shall remain in full force and effect until the indefeasible payment in full of the Obligations and until the Agreement shall no longer be in effect. Upon the indefeasible payment in full of the Obligations and when the Agreement shall no longer be in effect, the security interest granted hereby shall terminate and all rights to the Collateral shall revert to the Debtor.

     2.   DEBTOR'S TITLE; LIENS AND ENCUMBRANCES.

     The Debtor represents and warrants that the Debtor is, or to the extent that this Security Agreement states that the Collateral is to be acquired after the date hereof, will be, the owner of the Collateral, having good and marketable title thereto, free from any and all liens, security interests, encumbrances and claims, except as permitted by the Agreement. The Debtor will not create or assume or permit to exist any such lien, security interest, encumbrance or claim on or against the Collateral except as created by this Security Agreement or as permitted by the Agreement, and the Debtor will promptly notify the Secured Party of any such other claim, lien, security interest or other encumbrance made or asserted against the Collateral and will defend the Collateral against any such claim, lien, security interest or other encumbrance.

     3.   REPRESENTATIONS AND WARRANTIES; LOCATION OF COLLATERAL
          AND RECORDS; BUSINESS AND TRADE NAMES OF DEBTOR.

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     (a) The Debtor represents and warrants that it has no place of business, offices where Debtor's books of account and records are kept, or places where the Collateral is used, stored or located, except as set forth on Schedule I annexed hereto, and covenants that the Debtor will promptly notify the Secured Party of any change in the foregoing representation. The Debtor shall at all times maintain its records as to the Collateral at its chief place of business at the address referred to on Schedule I and at none other. The Debtor further covenants that except for Collateral delivered to the Secured Party or an agent for the Secured Party, the Debtor will not store, use or locate any of the Collateral at any place other than as listed on Schedule I annexed hereto; provided that the Debtor may change any such address upon at least 30 days prior written notice to the Secured Party.

     (b) The Debtor represents and warrants that it currently uses, and during the last five years has used, no business or trade names, except as set forth on
Schedule I annexed hereto, and covenants that the Debtor will promptly notify the Bank, in sufficient detail, of any changes in, additions to, or deletions from the business or trade names used by the Debtor for billing purposes.

     (c) The Debtor represents and warrants that it has complied and is in compliance with the provisions of the Fair Labor Standards Act, including, without limitation, the minimum wage and overtime rules of that Act, and covenants that the Debtor will continue to comply with the provisions of such Act.

     4.   PERFECTION OF SECURITY INTEREST.

     The Debtor will execute all such financing statements pursuant to the Uniform Commercial Code or other notices appropriate under applicable law, as Secured Party may require, each in form satisfactory to the Secured Party and will pay all filing or recording costs with respect thereto, and all costs of filing or recording this Security Agreement or any other instrument, agreement or document executed and delivered pursuant hereto or to the Agreement (including the cost of all federal, state or local mortgage, documentary, stamp or other taxes), in each case, in all public offices where filing or recording is reasonably deemed by the Secured Party to be necessary or desirable. The Debtor hereby authorizes the Secured Party to take all action (including, without

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limitation, the filing of any Uniform Commercial Code financing statements or amendments thereto without the signature of the Debtor or by signing of the Debtor's name to any such financing statements as its attorney-in-fact) which the Secured Party may deem reasonably necessary or desirable to perfect or otherwise protect the liens and security interests created hereunder and to obtain the benefits of this Security Agreement.

     5.   GENERAL COVENANTS.

     The Debtor shall:

     (a) furnish the Secured Party from time to time at the Secured Party's request written statements and schedules further identifying and describing the Collateral in such detail as the Secured Party may reasonably require;

     (b) advise the Secured Party promptly, in sufficient detail, of any substantial change in the Collateral, and of the occurrence of any event which would have a material adverse effect on the value of the Collateral or on the Secured Party's security interest therein;

     (c) comply with all acts, rules, regulations and orders of any legislative, administrative or judicial body or of fiscal authority applicable to the Collateral or any part thereof or to the operation of the Debtor's business except where the failure to comply (a) is non-material and (b) has no effect on the value of the Collateral or on the ability of the Secured Party to exercise its rights and remedies hereunder; provided, however, that the Debtor may contest any acts, rules, regulations, orders and directions of such bodies or officials in any reasonable manner which will not, in the Secured Party's opinion, adversely affect the Secured Party's rights or the priority of its security interests in the Collateral;

     (d) perform and observe all covenants, restrictions and conditions contained in the Agreement providing for payment of taxes, maintenance of insurance and otherwise relating to the Collateral, as though such covenants, restrictions and conditions were fully set forth in this Security Agreement;

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     (e) promptly notify the Secured Party of all disputes with account debtors involving amounts in excess of $100,000;

     (f) promptly execute and deliver to the Secured Party such further deeds, mortgages, assignments, security agreements or other instruments, documents, certificates and assurances and take such further action as the Secured Party may from time to time in its sole discretion deem necessary to perfect, protect or enforce the Secured Party's security interests in the Collateral or otherwise to effect the intent of this Security Agreement and the Agreement;

     (g) keep or cause to be kept the Collateral in good working order, repair, running and marketable condition, ordinary wear and tear excepted, at the Debtor's own cost and expense; and

     (h) not assign, sell, mortgage, lease, transfer, pledge, grant a security interest in or lien upon, encumber or otherwise dispose of or abandon, any part or all of the Collateral, without the express prior written consent of the Secured Party, except (i) for the sale from time to time in the ordinary course of business of the Debtor of such items of Collateral as may constitute part of the business inventory of the Debtor; and (ii) as otherwise expressly provided in the Agreement.


     6.   ASSIGNMENT OF INSURANCE.

     At or prior to the date hereof, the Debtor shall deliver to Secured Party copies of, or certificates of the issuing companies with respect to, endorsements of any and all policies of insurance owned by the Debtor covering or in any manner relating to the Collateral, in form and substance satisfactory to the Secured Party naming the Secured Party as additional insured party as its interests may appear with respect to liability coverage and as loss payee with respect to property and extended insurance coverage, and indicating that no such policy will be terminated, or reduced in coverage or amount, without at least thirty (30) days prior written notice from the insurer to the Secured Party. As further security for the due payment and performance of the Obligations, the Debtor hereby assigns to the Secured Party all sums, including returned or unearned premiums, which may become payable under or in respect of any policy of insurance owned by the Debtor covering or in any manner relating to the Collateral, and the Debtor hereby directs each insurance company issuing any such policy to make payment of

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sums directly to the Secured Party. The Debtor hereby appoints the Secured Party as the Debtor's attorney-in-fact and authorizes the Secured Party in the Debtor's or in the Secured Party's name to endorse any check or draft representing any such payment and to execute any proof of claim, subrogation receipt and any other document required by such insurance company as a condition to or otherwise in connection with such payment, and, upon the occurrence of any Event of Default, to cancel, assign or surrender any such policies. All such sums received by the Secured Party shall be applied by the Secured Party to satisfaction of the Obligations or, to the extent that such sums represent unearned premiums in respect of any policy of insurance on the Collateral refunded by reason of cancellation, toward payment for similar insurance protecting the respective interests of the Debtor and the Secured Party, or as otherwise required by applicable law.

     7.   FIXTURES.

     It is the intent of the Debtor and the Secured Party that none of the Collateral is or shall be regarded as fixtures, as that term is used or defined in Article 9 of the Uniform Commercial Code, and the Debtor represents and warrants that it has not made and is not bound by any lease or other agreement which is inconsistent with such intent. Nevertheless, if the Collateral or any part thereof is or is to become attached or affixed to any real estate, the Debtor will, upon request, furnish the Secured Party with a disclaimer or subordination in form satisfactory to the Secured Party of the holder of any interest in the real estate to which the Collateral is attached or affixed, together with the names and addresses of the record owners of, and all other persons having interest in, and a general description of, such real estate.

     8.   COLLECTIONS.

     (a) The Debtor may collect all checks, drafts, cash or other remittances
(i) in payment of any of its accounts, contract rights or general intangibles constituting part of the Collateral, (ii) in payment of any Collateral sold, transferred, leased or otherwise disposed of, or (iii) in payment of or in account of its accounts, contracts, contract rights, notes, drafts, acceptances, general intangibles, chooses in action and all other forms of obligations relating to any of the Collateral so sold, transferred, or leased or otherwise disposed of, and all of the foregoing amounts so collected after the occurrence and during the continuance of an Event of Default shall be held in trust by the Debtor for, and as the property of, the Secured Party and shall not be commingled with other funds, money or property of the Debtor.

     (b) After the occurrence and during the continuance of an Event of Default, the Debtor will immediately upon receipt of all such checks, drafts, cash or other remittances in payment of any of its accounts, contract rights or general intangibles constituting part of the Collateral, deliver any such items to the Secured Party accompanied by a remittance report in form supplied or approved by the Secured Party, such items to be delivered to the Secured Party in the same form received, endorsed or otherwise assigned by the Debtor where necessary to permit collection of such items and, regardless of the form of such endorsement, the Debtor hereby waives presentment, demand, notice of dishonor, protest, notice of protest and all other notices with respect thereto.

     (c) After the occurrence and during the continuance of an Event of Default, the Debtor will immediately upon receipt of all such checks, drafts, cash or other remittances in payment for any Collateral sold, transferred, leased or otherwise disposed of, or in payment or on account of its accounts, contracts, contract rights, notes, drafts, acceptances, general intangibles, choses in action and all other forms of obligations relating to any of the Collateral so sold, transferred, leased or otherwise disposed of, deliver any such items to the Secured Party accompanied by a remittance report in form supplied or approved by the Secured Party, such items to be delivered to the Secured Party in the same form received, endorsed or otherwise assigned by the Debtor where necessary to permit collection of such items and, regardless of the form of such endorsement, the Debtor hereby waives presentment, demand, notice of dishonor, protest, notice of protest and all other notices with respect hereto.

     (d) After the occurrence and during the continuance of an Event of Default, the Debtor will promptly notify the Secured Party in writing of the return or rejection of any goods represented by any accounts, contract rights or general intangibles and the Debtor shall forthwith account therefore to the Secured Party in cash without demand or notice and until such payment has been received by the Secured Party the Debtor will receive and hold all such goods separate and apart, in trust for and subject to the security interest in favor of the Secured Party, and the Secured Party is authorized to sell, for the Debtor's account and at the Debtor's sole risk, all or any part of such goods.

     (e) All of the foregoing remittances shall be applied and credited by the Secured Party first to satisfaction of the Obligations or as otherwise required by applicable law, and to the extent not so credited or applied, shall be paid over to the Debtor.

     9.   RIGHTS AND REMEDIES.

     In the event of the occurrence and continuance of any Event of Default, the Secured Party shall at any time thereafter have the right, with or without (to the extent permitted by applicable law) notice to the Debtor, as to any or all of the Collateral, by any available judicial procedure or without judicial process, to take possession of the Collateral and without purpose of taking possession of or removing the Collateral, and, generally, to exercise any and all rights afforded to a secured party under the Uniform Commercial Code or other applicable law. Without limiting the generality of the foregoing, the Debtor agrees that the Secured Party shall have the right to sell, lease, or otherwise dispose of all or any part of the Collateral, whether in its then condition or after further preparation or processing, either at public or private sale or at any broker's board, in lots or in bulk, for cash or for credit, with or without warranties or representations, and upon such terms and conditions, all as the Secured Party in its sole discretion may deem advisable, and it shall have the right to purchase at any such sale; and, if any Collateral shall require rebuilding, repairing, maintenance, preparation, or is in process or other unfinished state, the Secured Party shall have the right, at its sole option and discretion, to do such rebuilding, repairing, preparation, processing or completion of manufacturing, for the purpose of putting the Collateral in such saleable or disposable form as it shall deem appropriate. At the Secured Party's request, the Debtor shall assemble the Collateral and make it available to the Secured at places which the Secured Party shall select, whether at the Debtor's premises or elsewhere, and make available to the Secured Party, without rent, all of the Debtor's premises and facilities for the purpose of the Secured Party's taking possession of, removing or putting the Collateral in saleable or disposable form. The proceeds of any such sale, lease or other disposition of the Collateral shall be applied first to the expenses of retaking, holding, storing, processing and preparing for sale, selling, and the like, and to the attorneys' fees and legal expenses incurred by the Secured Party, and then to satisfaction of the Obligations, and to the payment of any other amounts required by applicable law, after which the Secured Party shall account to the Debtor for any surplus proceeds. If, upon the sale, lease or other disposition of the Collateral, the proceeds thereof are insufficient to pay all amounts to which the Secured Party is legally entitled, the Debtor will be liable for the deficiency, together with interest thereon, at the rate prescribed in the Agreement, and the fees of any attorneys employed by the Secured Party to collect such deficiency. To the extent permitted by applicable law, the Debtor waives all claims, damages and demands against the Secured Party arising out of the repossession, removal, retention or sale of the Collateral.

     10.  COSTS AND EXPENSES.

     Any and all fees, costs and expenses, of whatever kind or nature, including the reasonable attorneys' fees and legal expenses incurred by the Secured Party, in connection with the preparation of this Security Agreement and all other documents relating hereto and the consummation of this transaction, the filing or recording of financing statements and other documents (including all taxes in connection therewith) in public offices, the payment or discharge of any taxes, insurance premiums, encumbrances or otherwise protecting, maintaining or preserving the Collateral and the Secured Party's security interest therein, whether through judicial proceedings or otherwise, or in defending or prosecuting any actions or proceedings arising out of or related to the transaction to which this Security Agreement relates, shall be borne and paid by the Debtor on demand by the Secured Party and until so paid shall be added to the principal amount of the Obligations and shall bear interest at the rate prescribed in the Agreement.

     11.  POWER OF ATTORNEY.

     The Debtor authorizes the Secured Party and does hereby make, constitute and appoint the Secured Party, and any officer or agent of the Secured Party, with full power of substitution, as the Debtor's true and lawful attorney-in-fact, with power, in its own name or in the name of the Debtor, upon the occurrence and continuance of an Event of Default: (a) to endorse any notes, checks, drafts, money orders, or other instruments of payment (including payments payable under or in respect of any policy of insurance) in respect of the Collateral that may come into possession of the Secured Party; (b) to sign and endorse any invoice, freight or express bill, bill of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications and notices in connection with accounts, and other documents relating to Collateral; (c) to pay or discharge any taxes, liens, security interest or other encumbrances at any time levied or placed on or threatened against the Collateral; (d) to demand, collect, receipt for, compromise, settle and sue for monies due in respect of the Collateral; (e) to receive, open and dispose of all mail addressed to the Debtor and to notify the Post Office authorities to change the address for delivery of mail addressed to the Debtor to such address as the Secured Party may designate; and (f) generally to do, at the Secured Party's option and at the Debtor's expense, at any time, or from time to time, all acts and things which the Secured Party deems necessary to protect, preserve and realize upon the Collateral and the Secured Party's security interest therein in order to effect the intent of this Security Agreement and the Agreement, all as fully and effectually as the Debtor might or could do; and the Debtor hereby ratifies all that said attorney shall lawfully do or cause to be done by virtue hereof. All acts of said attorney or designee are hereby ratified and approved and said attorney or designee shall not be liable for any acts of commission or omission, nor for any error of judgment or mistake of fact or law except for its own gross negligence or willful misconduct. This power of attorney shall be irrevocable for the term of this Security Agreement and thereafter as long as any of the Obligations shall be outstanding.

     12.  NOTICES.

     Unless the party to be notified otherwise notifies the other party in writing as provided in this Section, notices shall be given hereunder by certified or registered mail or by recognized overnight delivery services to any party at its address on the signature page of this Security Agreement. Notices shall be effective (a) if given by registered or certified mail, on the third day after deposit in the mails with postage prepaid, addressed as aforesaid or
(b) if given by recognized overnight delivery service, on the business day following deposit with such service, addressed as aforesaid; provided that all notices to the Secured Party shall be effective on receipt.

     13.  OTHER SECURITY.

     To the extent that the Obligations are now or hereafter secured by property other than the Collateral or by the guarantee, endorsement or property of any other person, then the Secured Party shall have the right in its sole discretion to pursue, relinquish, subordinate, modify or take any other action with respect thereto, without in any way modifying or affecting any of the Secured Party's rights and remedies hereunder.

     14.  DEPOSITS.

     Any and all deposits or other sums at any time credited by or due from the Secured Party to the Debtor, whether in regular or special depository accounts or otherwise, shall at all times constitute additional Collateral for the Obligations, and may be set-off by the Secured Party against any Obligations that are then due and payable (after expiration of any applicable cure period) at any time, whether or not other collateral held by the Secured Party is considered to be adequate. No provision of this Section 14 shall permit the Secured Party to set-off balances on accounts established by the Debtor as trust accounts for third parties.

     15.  MISCELLANEOUS.

     (a) Beyond the safe custody thereof, the Secured Party shall as to the Debtor have no duty as to the collection of any Collateral in its possession or control or in the possession or control of any agent or nominee of the Secured Party, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto.

     (b) No course of dealing between the Debtor and the Secured Party, nor any failure to exercise, nor any delay in exercising, on the part of the Secured Party, any right, power or privilege hereunder or under the Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

     (c) All of the Secured Party's rights and remedies with respect to the Collateral, whether established hereby or by the Agreement, or by any other agreements, instruments or documents or by law, shall be cumulative and may be exercised singly or concurrently.

     (d) The provisions of this Security Agreement are severable, and if any clause or provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Security Agreement in any jurisdiction.

     (e) This Security Agreement (including this subsection) is subject to modification only by a writing signed by all of the parties hereto.

     (f) The benefits and burdens of this Security Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto; provided, however, that the rights and obligations of the Debtor under this Security Agreement shall not be assigned or delegated without the prior written consent of the Secured Party (exercisable in its sole discretion), and any purported assignment or delegation without such consent shall be void.

     16.  TERM OF AGREEMENT.

     The term of this Security Agreement shall commence on the date hereof and shall continue in full force and effect, and be binding upon the Debtor, until all of the Obligations have been fully paid and performed and such payment and performance have been acknowledged in writing by the Secured Party, whereupon this Security Agreement shall terminate.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year first written above.

ALLIED DEVICES CORPORATION, as Debtor

By:       ______________________________________
Name:     Mark Hopkinson
Title:    Chairman of the Board
Address for Notices:
2365 Milburn Avenue
Baldwin, New York 11510

THE CHASE MANHATTAN BANK, as Secured Party

By:       ______________________________________
Name:     Stephen M. Zajac
Title:    Assistant Vice President
Address for Notices:
395 North Service Road
Melville, New York 11747

                    SCHEDULE I
                        TO
                SECURITY AGREEMENT

          Offices Where Records Are Kept
                2365 Milburn Avenue
             Baldwin, New York  11510


         Other Locations Where Collateral
            Is Stored, Used or Located:

                     603 Tyler
              Joplin, Missouri 64801

               393 South Main Street
             Freeport, New York 11520

                  32 Johns Place
             Freeport, New York 11520

                  2115 9th Avenue
            Ronkonkoma, New York 11779

             Business and Trade Names
                  Used by Debtor:

               ADCO Devices Company
           Stroba Manufacturing Company
             Astro Instrument Company
            Absolute Precision Company

                    SCHEDULE A
                        TO
             UCC-1 FINANCING STATEMENT
 NAMING ALLIED DEVICES CORPORATION, AS DEBTOR, AND
    THE CHASE MANHATTAN BANK, AS SECURED PARTY

    All of the Debtor's right, title and interest, whether now existing or hereafter arising, in and to the following:

     (a) All personal property, inventory, fixtures and equipment of Debtor wherever located and whether now owned or in existence or hereafter acquired or created of any kind and description, tangible or intangible, including goods, documents, instruments, general intangibles, chattel paper, accounts and contract rights, such terms having the meanings ascribed by the UCC.

    The term "accounts" shall mean, without limiting the generality of the foregoing, any and all now existing or hereafter arising rights to payment held by the Debtor, whether in the form of accounts receivable, notes, drafts, acceptances or other forms of obligations and receivables now or hereafter received by or belonging to the Debtor for (A) inventory sold or leased by it,
(B) services rendered by it, or (C) advances or loans made by it to customers, together with all guarantees and security therefor and all proceeds thereof, whether cash proceeds or otherwise, including, without limitation, all right, title and interest of the Debtor in the inventory which gave rise to any such accounts, including, without limitation, the right to stoppage in transit and all returned, rejected, rerouted or repossessed inventory.

    (b) All sums, including returned or unearned premiums, which may become payable under or in respect of any policy of insurance owned by the Debtor covering or in any manner relating to the Collateral.

    (c) Any and all deposits or other sums at any time credited by or due from the Secured Party to the Debtor whether in regular or special depository accounts or otherwise.

                    EXHIBIT "D"

            DECLARATION OF RESTRICTIONS

          DECLARATION OF RESTRICTIONS made this 4th day of September, 1996 by EMPIRE-TYLER CORPORATION, having an office at 603 Tyler, Joplin, Missouri 64801 (the "DECLARANT").

               W I T N E S S E T H:

          WHEREAS, the Declarant is the owner of the fee interest in the premises commonly known as 603 Tyler, Joplin, Missouri 64801 as more particularly described in Exhibit A attached hereto and made a part hereof (the "PREMISES").

          WHEREAS, the Declarant wishes to set forth herein a declaration of its intention with respect to encumbrances affecting the Premises.

          NOW, THEREFORE, the Declarant hereby declares as follows:

          1. Allied Devices Corporation (the "Borrower") has executed and delivered to The Chase Manhattan Bank (the "Bank") this date a promissory note (the "Note") and a Revolving Credit Loan Agreement (the "Agreement") each made between the Borrower and the Bank. To further secure the obligations of Borrower arising out of the Note and Agreement, the Declarant has executed and delivered to the Bank its guaranty (the "Guaranty") dated the date hereof.

          2. The Declarant agrees not to transfer, assign or otherwise further encumber the interest of the Declarant in the Premises without the consent of the Bank, in its sole discretion, nor shall the Declarant, in any manner, amend this Declaration so long as: (i) any indebtedness is owed by the Borrower to Bank under the terms of the Note and Agreement; or (ii) if the Bank has any obligation to make loans under the Note or Agreement; or (iii) if Declarant has obligations to the Bank under the Guaranty, the Note or Agreement.

          3. If the indebtedness owed by the Borrower to Bank is not repaid in full in accordance with the terms of the Note and/or Agreement the Declarant shall execute any and all documentation deemed necessary by Bank to provide Bank with security interest in the Premises, including, but not limited to a mortgage, collateral assignment of leases and rents and UCC-1 financing statements, all in form and substance satisfactory to Bank. The Declarant also agrees to reimburse Bank for any and all expenses, including, but not limited to attorneys' fees, recording fees, title charges and mortgage recording taxes, incurred by Bank with respect to the granting by the Declarant to Bank of the aforementioned security interest.

          4. This Declaration shall be binding upon the successors and assigns of the Declarant.

          5.   This Declaration may not be changed or modified orally.

          6. This Declaration shall be governed by and construed in accordance with the laws of the State of New York.

          IN WITNESS WHEREOF, the Declarant has executed this Declaration at Melville, New York this 4th day of September, 1996.

                              EMPIRE-TYLER CORPORATION


                              By:_______________________________
                                   Name:  Mark Hopkinson
                                   Title: President

Witness:

_________________________


STATE OF NEW YORK)
                 ) ss:
COUNTY OF SUFFOLK)

          On the 4th day of September, 1996, before me personally came Mark Hopkinson, to me known, who, being by me duly sworn, did depose and say that he resides at 340 East 57th Street, Apt 3b, New York, New York 10022; that he is President of EMPIRE-TYLER CORPORATION, the corporation described in and which executed the above instrument; and that he signed his name thereto by authority of the Board of Directors of said corporation.

                              __________________________________
                                        Notary Public

                     EXHIBIT A
             (Description of Premises)


     The land referred to in this Declaration of Restriction is situated in the County of Jasper, State of Missouri, and described as follows:

     All of Lots Numbered Eleven (11), Twelve (12), Thirteen (13), Fourteen
(14), Fifteen (15), Sixteen (16), Seventeen (17), Eighteen (18), Nineteen (19), and Twenty (20) in SALZER'S FIRST ADDITION to the City of Joplin, Jasper County, Missouri, according to the recorded plat thereof, and all that portion of the vacated alley lying between Lots 11 through 15 both inclusive, and 16 through 20 both inclusive, and all of the vacated South one-half of Sixth Street lying North of the adjoining Lots 11 through 15 both inclusive.









Said premises being more commonly known as 603 Tyler Avenue, Joplin, Missouri 64801.

                   EXHIBIT  "E"
            ALLIED DEVICES CORPORATION
            BORROWING BASE CERTIFICATE
             DATE:____________________
                    (000's omitted)

1. Net accounts receivable of ALLIED DEVICES CORPORATION ("Allied") as of:__________
     Current                                                     $_________
     31-60 days past invoice                                     $_________
     61-90 days past invoice                                     $_________
     Over 90 days past invoice                                   $_________
          Total net accounts receivable                          $_________

2.   Computation of Borrowing Base:
A.   Total accounts receivable of Allied as of:_________         $_________
     Less the following deductions:
     Accounts receivable more than 90 days from invoice date     ______________
     Foreign accounts  receivable*                               ______________
     Account debtor (see Agreement)                              ______________
     Cross-aging (more than 50% are more than 90 days past due)  ______________
     Credit balances                                             ______________
     Government accounts receivable                              ______________
     Consignment sales                                           ______________
     Other (per Agreement)                                       ______________

*unless insured with a policy satisfactory to the Bank, naming the Bank as loss payee.

B.   Total deductions:                                           $_________
C.   Eligible Accounts Receivable: (A-B)                         $_________
D.   Accounts Receivable Advance Rate                                X85%
E.   Available accounts receivable (C times D)                   $_________
F.   Perpetual inventory of Allied as of __________, 199__       $_________

     Less the following deductions:
     (i)    Inventory subject to liens (other than the Bank)     ______________
     (ii)   Inventory held at locations without landlord waiver  ______________
     (iii)  Inventory "obsolete" **                              ______________
     (iv)   Inventory without a sale for more than one year**    ______________
     (v)    Inventory held at locations outside the U.S.         ______________
     (vi)   Work in process**                                    ______________
     (vii)  Inventory built to customer specifications for which there is no purchase contract specifying delivery
            within the next 90 days ***                          ______________

G.   Total deductions                                            $_________

**(iii) and (iv) shall be reported to the Bank beginning with the month ended June 30, 1997 and monthly thereafter provided however, that if the Borrower can not input historical data required to report (iii) and (iv) by June 30, 1997, such reporting shall begin with the month ended November 30, 1997. (vi) shall be calculated from the Closing Date until the month ended May 31, 1997 as the higher of (a) 10% of perpetual inventory as reported for the month or (b) the percentage work in process to total inventory reported on the last quarterly financial statement of Allied provided to the Bank under Section 5.08 (a) and (b). For the month ending June 30, 1997 and thereafter, Allied shall provide actual work in process levels.

***All Inventory built to customer specifications shall be included in inventory for the Borrowing Base Certificate prior to 6/30/97. At 6/30/97 or such date thereafter when the Borrower can provide detailed information on such inventory, such inventory shall be included in inventory on the Borrowing Base Certificate, to the extent that F.(vii) shall be completed at such time.



H.   Eligible (F-G)                                                   $________
I.   Inventory Advances Rate                                              X30%
J.   Eligible Inventory times Inventory Advance Rate                  $________
K.   Available inventory (the lower of J or $2,000,000.00)            $________
L.   Total Borrowing Base (E plus K)                                  $________
M.   Aggregate Revolving Credit Loans outstanding at (Date:______)    $________
N.   Net available equals lesser of L minus M or $4,000,000.00 minus M
     (if negative, our check for line N amount is attached)           $________
O.   Amount of loan requested (if any)                                $________
P.   Net available after Loan request [the lesser of L minus (M plus O)
     or ($4,000,000.00 minus (M plus O)                               $________

The undersigned hereby represents and warrants to the Bank that all information set forth herein, including, without limitation, the information regarding the status of Allied's accounts receivable and Allied's inventory, are true, complete and accurate. The undersigned further acknowledges that the Bank will rely on the information contained herein in making Loans to the undersigned.
The undersigned certifies that (i) no Event of Default or event which upon notice, lapse of time or both constitute an Event of Default has occurred and is continuing under the Agreement, and (ii) the undersigned has performed all agreements and satisfied all conditions under the Agreement required to be performed by it on or prior to the date hereof. Capitalized terms used herein and not defined shall have the meaning set forth in the Agreement dated as of September 4, 1996 among the undersigned and the Bank.

                                        ALLIED DEVICES CORPORATION



                                        By:_______________________
                                        Title

                     EXHIBIT F

             WAIVER OF LANDLORD'S LIEN


          This Agreement made this 4th day of September, 1996, by and among THE CHASE MANHATTAN BANK, a New York banking corporation having an office at 395 North Service Road, Melville, New York 11747 (hereinafter called "Bank"), ALLIED DEVICES CORPORATION, a Nevada corporation having an office at 2365 Milburn Avenue, Baldwin, New York 11510 (hereinafter called "Borrower"), and ____ _____________________________________________ having an office at
__________________________________________, (hereinafter called "Landlord");

          WHEREAS, Landlord, under a written lease with Borrower, has leased premises at __________________________________________ (hereinafter called the
"Premises") to the Borrower; and

          WHEREAS, the Borrower has requested the loan (hereinafter called the "Loan") from the Bank for the purposes of refinancing existing debt of the Borrower and for general working capital purposes; and

          WHEREAS, the Bank desires to make the Loan to the Borrower provided the Bank has a first position security interest lien on all of the Borrower's personal property, inventory, fixtures and equipment wherever located and whether now owned or in existence or hereafter acquired or created of every kind and description, tangible or intangible, including goods, documents, instruments, general intangibles, chattel paper, accounts and contract rights, such terms having the meanings ascribed by the UCC (hereinafter called the "Assets"); and

          WHEREAS, Landlord has the right by virtue of the laws of the State of New York to enforce collection of rent due by distraint on Borrower's property on the Premises and the Landlord has an interest in property placed on the Premises by Borrower which may be regarded as fixtures;

          NOW, THEREFORE, in consideration of the mutual covenants contained, the parties agree as follows:

          1. Bank shall make the Loan to the Borrower which Loan shall be secured by a first security interest loan on the Assets.

          2. The Assets shall remain personal property of the Borrower even though it may be affixed to the Premises until the Loan has been paid by Borrower to Bank together with all interest thereon or until Borrower defaults in the payment of the Loan.

          3. Landlord waives any right, title or interest in the Assets that Landlord may have by reason of said Assets being attached to or resting on the Premises for the duration of Bank's security interest in the Assets which shall exist until Borrower has paid Bank the outstanding balance of the Loan. The Bank shall be entitled to remove the Assets from the Premises at any reasonable time should Borrower default on payment of the Loan under the terms of the documents evidencing the Loan.

          4. Bank shall not be responsible for the condition of the Premises after removal of the Assets so long as reasonable care is exercised in the removal. Landlord shall not be responsible for the condition of the Assets while the Assets remains on the Premises and under the control of the Borrower.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement the date first above set forth.

                         THE CHASE MANHATTAN BANK - Bank

                         By:_____________________________________
                            Stephen M. Zajac,
                            Assistant Vice President

                         ALLIED DEVICES CORPORATION - Borrower

                         By:_____________________________________
                            Mark Hopkinson, Chairman of the Board

                         _____________________ - Landlord


                         By:_____________________________

STATE OF NEW YORK)
                 ) ss.:
COUNTY OF SUFFOLK)

          On this 4th day of September, 1996, before me personally came
Stephen M. Zajac to me known, who being by me duly sworn, did depose and say that he resides at 395 North Service Road, Melville, New York 11747; that he is the Assistant Vice President of The Chase Manhattan Bank, the corporation described in and which executed the foregoing instrument; that by order of the Board of Directors of said corporation, he signed his name thereto.


                         _______________________________
                            Notary Public

STATE OF NEW YORK)
                 ) ss.:
COUNTY OF SUFFOLK)

          On this 4th day of September, 1996, before me personally came Mark Hopkinson to me known, who being by me duly sworn, did depose and say that he resides at 340 East 57th Street, Apt 3b, New York, New York 10022; that he is the Chairman of the Board of ALLIED DEVICES CORPORATION, the corporation described in and which executed the foregoing instrument; that by order of the Board of Directors of said corporation, he signed his name thereto.


                         _______________________________
                            Notary Public

STATE OF NEW YORK)
                 ) ss.:
COUNTY OF SUFFOLK)

          On this ____ day of _________, 1996, before me personally came ________________________ to me known, who being by me duly sworn, did depose and say that he resides at ______________________ ____________________; that he is the _________________ of the corporation described in and which executed the foregoing instrument; that by order of the Board of Directors of said corporation, he signed his name thereto.

                         _______________________________
                            Notary Public

                    SCHEDULE I
             Subsidiaries of Borrower

                         Jurisdiction             Percentage
Name and Address         of Incorporation         of Ownership
----------------         ----------------         ------------

EMPIRE-TYLER CORPORATION Missouri                 100%
603 Tyler
Joplin, Missouri 64801

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


                    SCHEDULE II

                Credit Arrangements

           (to be Supplied by Borrower)

                   SCHEDULE III

                Hazardous Materials


                      -NONE-


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